     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999
                                                      REGISTRATION NO. 333-74607

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM S-1

                                AMENDMENT NO. 1
                                       TO

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------
                           LAHAINA ACQUISITIONS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                COLORADO                              6512                           84-1325695
      (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
   OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                             102 SOUTH TENTH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 277-4438
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

             RICHARD P. SMYTH, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           LAHAINA ACQUISITIONS, INC.
                             102 SOUTH TENTH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 277-4438
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   COPIES TO:

                             ELIZABETH H. NOE, ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                            600 PEACHTREE STREET, NE
                                   SUITE 2400
                                ATLANTA, GA 30308
                                 (404) 815-2400

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
        Registration Statement as determined by the selling shareholders.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                           LAHAINA ACQUISITIONS, INC.

                                  Common Stock

This is a registration of up to 2,100,000 shares of Common Stock of Lahaina Acquisitions, Inc. to be issued to and sold by holders of warrants and a convertible note of the Company upon conversion of these securities. The initial note and warrant holders are identified in this prospectus as the selling shareholders. Lahaina will not receive any money from the sale of the Common Stock.

The Common Stock may be sold by the selling shareholders in several ways. See "Plan of Distribution" starting on page 30.

There is no fixed price for the sale of the Common Stock. The selling price will be based on the market price of the Common Stock at the time sales are made.


The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "LAHA". Lahaina intends to apply to list the Common Stock on NASDAQ/AMEX at the time the criteria for listing on NASDAQ/AMEX are met.


THE PURCHASE OF THE COMMON STOCK CARRIES WITH IT A HIGH DEGREE OF RISK, SUCH AS LOSS OF THE ENTIRE PURCHASE PRICE. SEE "RISK FACTORS" ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                        Prospectus dated March 26, 1999.

                               PROSPECTUS SUMMARY

    The following summary may not contain all the information that is important to you. You should carefully review the information appearing elsewhere in this prospectus, in particular the "Risk Factors" section and the Consolidated Financial Statements and Notes thereto. The Summary Consolidated Financial Data is at the end of the prospectus summary. Except where noted in the text, all information in this prospectus assumes the conversion or redemption to Common Stock of (i) the Company's convertible note dated as of December 7, 1998 (as amended to date, the "Note") in the aggregate principal amount of $775,000, (ii) the Company's warrant to purchase 60,000 shares of Common Stock (the "First LKB Warrant") dated as of December 7, 1998, (iii) the Company's Warrant to purchase 15,000 shares of Common Stock (the "Second LKB Warrant") dated as of January 19, 1999 (iv) the Company's warrant to purchase 200,000 shares of Common Stock (the "GCA Warrant") dated as of January 19, 1999, and (v) the right to receive 25,000 shares of Common Stock granted by the Company to GCA (the "GCA Right") dated as of November 4, 1998. Except where noted in the text, references to "Lahaina Acquisitions, Inc." or the "Company" include Lahaina Acquisitions, Inc. and its consolidated subsidiary.


                                   THE COMPANY

    The Company was incorporated under Colorado law in April 1989 for the purpose of acquiring an interest in one or more business opportunities or ventures. Until December 14, 1998, the Company was in the development stage and did not conduct an active business. The Company's address is 102 South Tenth Street, Fernandina Beach, Florida 32034 and its telephone number is (904) 277-4438.

    On December 14, 1998, the Company purchased all of the outstanding stock of Beachside Commons I, Inc. ("Beachside") from Mongoose Investments, LLC ("Mongoose"). The Company deemed the purchase effective as of December 7, 1998. Beachside is the owner of a commercial real estate development located on Fernandina Beach, Florida in the resort area of Amelia Island, Northeast Florida.

    The assets of Beachside consist of two buildings and unimproved real estate, leases to tenants in the buildings and minimal operating capital. The Beachside property is estimated to have a value of approximately $4,500,000. The property is subject to (1) a first mortgage securing a loan in the amount of $1,550,000 bearing interest at 15% per annum, principal and interest payable and due December 1, 2001, and (2) a second mortgage in favor of GCA Strategic Investment Fund Limited ("GCA") securing repayment of the Note. The Company intends to continue operating the developed portion of the Beachside property and intends to initiate and complete the development of the currently undeveloped portion of the Beachside property when appropriate financing can be obtained.

    The Company has expanded operations by forming three distinct divisions, each pursuing an independent business strategy, while supporting other Company operations and leveraging the technology of today and tomorrow. The Company also expects to pursue a strategy of continued investment in other real estate related projects through its newly formed subsidiary, Resort Strategies ("RSI"). The Resort Strategies Group will focus on real estate and related businesses within emerging resort markets; The Financial Services Group, Inc. will be providing mortgage and other financing primarily within Sunbelt markets; The Internet & Communications Group expects to provide advertising, marketing and electronic commerce taking advantage of the latest internet and electronic mediums for both affiliated and independent corporate entities. The Company intends to continue to evaluate other acquisitions, both in the area of real estate and in other business areas, as a method of increasing its size of operation and value.

    The Company may, from time to time, sell or spin out certain operations such that new public companies are created over time as they mature. It is anticipated that any spin out transaction will result in a share distribution or dividend to existing shareholders.

                                  THE OFFERING


Common Stock offered..........................................   2,100,000 Shares
Common Stock to be outstanding after the offering(1)..........   5,362,880 Shares
Use of proceeds...............................................   The Common Stock will be sold by certain selling
                                                                 shareholders listed in this prospectus. The Company
                                                                 will receive no money from the Offering.
OTC Bulletin Board symbol ....................................   "LAHA"


----------

(1) Assumes the Note is converted into 885,714 shares of Common Stock, the First LKB Warrant is exercised for 60,000 shares of Common Stock, the Second LKB Warrant is exercised for 15,000 shares of stock, the GCA Warrant is exercised for 200,000 shares of Common Stock, the GCA Right is exercised for 25,000 shares of Common Stock and the Company's Series A Preferred Stock is converted into 1,910,000 shares of Common Stock. Approximately 915,000 additional shares are being registered as a reserve to be drawn upon in the event the Note converts into more shares than estimated.

                              SUMMARY RISK FACTORS

         A purchaser of Common Stock must consider the following risk factors before purchasing Common Stock. The Common Stock is a highly speculative investment and a purchaser could lose all of the money spent on purchasing the Common Stock.

    - The Company is a start up company with minimum capitalization and net worth;

    - The management of the Company has limited experience in acquiring, developing and operating real estate properties in resort locations, in providing mortgage and other financing in resort markets and in providing advertising, marketing and internet related services;

    - The management of the Company has limited experience in real estate sales, the provision of mortgage and other financing services, and internet advertising and commerce;

    - Success of the real estate sales division and the real estate financing division is contingent on available finance rates;

    - Competition in the real estate market, particularly in resort areas, is fierce;

    -   Competition in financial services and internet marketing is fierce;

    - The Company's management information systems and operating systems are PC based, may require improvements to cope with the increased business activities of the Company and have not been tested to ensure year 2000 compliance;

    - The Company's business plan requires additional financing from third parties and that financing might not be available upon terms acceptable to the Company, in which event the Company will not grow as expected;

    - The profitability of business operations in resort areas depends upon the number of people visiting the resort area. Rain, heat, hurricanes, trends in resort destinations, economic downturns and lack of access to resort areas may reduce the profitability of the Company's operations;

    - Revenues from businesses in resort areas are highly seasonal and thus the economic results for one period of time will not be indicative of economic results for another period of time;

    - Control of the Company is highly centralized and disposition of the Company is subject to the decision of the controlling shareholder;

    - Terms of additional financing may require the Company to issue additional Common Stock or Preferred Stock or debt, any of which could reduce the value of the shares of Common Stock;

    - The number of shares available for active trading is limited and thus the price of the Common Stock may rise or fall dramatically upon the trading of a relatively small number of shares. A purchase of the shares of Common Stock of the Company should not be made unless the purchaser can afford to lose the entire amount of the purchase price.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


                                            APRIL 5, 1989     FOR THE         FOR THE
                                           (INCEPTION) TO  QUARTER ENDED    QUARTER ENDED   FOR THE YEARS ENDED SEPTEMBER 30,
                                           DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   ---------------------------------
                                                1998            1998            1997          1998         1997        1996
                                           -------------   -------------    -------------   --------     --------    --------
STATEMENT OF OPERATIONS DATA:
REVENUES:............................      $      16,555   $      16,555    $           0   $      0     $      0    $      0

EXPENSES:
Administrative Expense...............             90,284          23,948              200     45,479       17,839       2,982
Operating Expense....................             10,488          10,488                0          0            0           0
    Total Operating Expenses.........            100,772          34,436              200     45,479       17,839       2,982
    Interest Expenses................             22,706          22,706                0          0            0           0
                                           -------------   -------------    -------------   --------     --------    --------
    Net loss.........................           (123,478)        (57,178)            (200)   (45,479)     (17,839)     (2,982)
INCOME PER SHARE
    Basic............................                               (.03)            (.00)      (.05)        (.02)       (.00)
    Shares for Basic.................                          2,246,500          996,500    996,500      996,500     996,500
    Diluted..........................                               (.01)            (.00)
    Shares for Diluted...............                          5,342,214          996,500




                                                                                                  FOR THE YEARS ENDED
                                                                                                      SEPTEMBER 30,
                                                                     FOR THE QUARTER ENDED     --------------------------
                                                                       DECEMBER 31, 1998          1998           1997
                                                                       -----------------       ------------   -----------
BALANCE SHEET DATA:
Total assets...........................................................   $3,015,065            $        28   $    49,083
Deficit accumulated during the development stage.......................     (123,478)               (66,300)      (20,821)
Total liabilities......................................................    2,645,170                  7,093        63,322
Shareholders' equity (deficiency) .....................................      369,895                 (7,065)      (14,239)
Total liabilities and shareholders' equity.............................    3,015,165                     28        49,083


----------

(1) The Company was a shell company which conducted no active business until the change of control of the Company effected in December 1998.

(2) See Note H of Notes to the Consolidated Financial Statements for an explanation of the determination of shares used in computing pro forma net loss per share.

                                  RISK FACTORS

         A purchase of the Common Stock offered pursuant to this prospectus involves a high degree of risk. A purchaser could lose all the purchase price. In addition to the other information in this prospectus, a purchaser must carefully consider the following risk factors in evaluating whether to purchase the shares of Common Stock offered pursuant to this prospectus. This prospectus contains forward-looking statements that address, among other things, the Company's business strategy, plan of distribution and use of proceeds, projected capital expenditures, liquidity, possible business relationships, possible effects of competition and inherent risks in investment in real estate at resort locations. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in the prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including risks associated with future acquisitions (such as quality of projects acquired, financing costs and profitability of operations), fluctuations in operating results, variations in stock prices, change in public interest in resorts, political and economic climates, competition, weather conditions, risks of operations, regulatory agencies' policies, financing difficulties and difficulties in integrating newly-acquired businesses, in addition to the risk factors set forth below and elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.

LIMITED OPERATING HISTORY; RECENT CHANGE OF CONTROL

         Until the change of control of the Company effected in December 1998 as described in this prospectus under the heading "Business," the Company was a start up, "shell" company which did not conduct an active business. The Company's sole activity was seeking a target to merge with or acquire. In connection with the change of control, the Company purchased the outstanding stock of Beachside, an operating company owning a commercial real estate development located on Fernandina Beach, Florida. As a result of this recent change in control and a number of small, start-up oriented acquisitions, the Company is now a holding company whose current operations are principally involved in real estate related activities; however, it has a limited operating history. The operating history to date is so limited that it is not a useful basis for predicting future performance of the Company. No assurance can be given that the operations of the Company will be successful.

         In connection with the change in control, the management group of the Company was changed. The new management group has limited experience in operations and strategic growth similar to the Company's current operations and planned future operations.


         Further, Mongoose, which is controlled by its Managing Member Richard
P. Smyth, acquired an approximately 88% interest in the outstanding Common Stock of the Company, subsequently reduced to a 78% interest, and 1,910,000 shares of convertible Preferred Stock, the conversion of which would result in Mongoose currently owning approximately 88% of the outstanding Common Stock prior to conversion of the Note, or exercise of the First LKB Warrant, the Second LKB Warrant, the GCA Warrant and the GCA Right. Mr. Smyth is also the Chairman of the Board, Chief Executive Officer and Treasurer of the Company. As a result, control of the Company is highly centralized and many significant issues, including the election of members of the Board of Directors and the outcome of corporate actions requiring shareholder approval, such as mergers and other changes of corporate control, going private transactions and other extraordinary transactions and the terms thereof, will be subject to the approval of Mongoose and thus of Mr. Smyth. This centralized control could have an adverse effect on the market price of the Company's Common Stock.


FUTURE FUNDING PLANS; FINANCIAL CONSTRAINTS

         The Company expects to pursue a strategy of continued investment in other real estate related projects through its newly formed subsidiary, RSI. Further, the Company intends to continue to evaluate other acquisitions, both in the area of real estate and in other business areas, as a method of increasing its size of operation and value. The Company anticipates the need for further money, both in the next six months and thereafter, as it expands its operations to purchase additional real estate properties or operating companies, to engage in the design and construction of new structures and to make the payments which may be required as a result of other funding activities, including fees, interest or dividends. It expects to get the funds needed through borrowings or through selling equity, from both private and public sources.

         As a result of these activities, the Company expects that additional shares of Common Stock and Preferred Stock in the Company will be issued at future dates, and that these activities will likely have a dilutive effect on the Company and its shareholders. Management believes that borrowing money from conventional sources such as banks and real estate lending sources, combined with the sale of preferred convertible equities, or the use of Common Stock as a form of payment, will be sufficient to fund its operations during this growth period. Success in the implementation of the current business plan and the profitability of the Company are contingent on the availability of such funding sources. No assurance can be given that borrowed money will be available from conventional sources or that the Company will be able to sell preferred convertible equities or use its Common Stock on terms acceptable to the Company, or at all, to fund its operations as set forth above.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

         As the Company has a limited operating history, it lacks sufficient historical financial operating data on which to project expectations of future profits.

         Because the Company creates and intends to operate resort properties, revenues will vary with the season of the year and will be adversely affected by excess rain or heat, hurricanes or other major weather developments, changes in vacationers' choice of where to spend their vacations, general economic conditions and competition from competing businesses.

         Because of these among other factors, the revenues and profits for one period of time may not be indicative of the revenues and profits for another period of time or even the same period of time in a subsequent year.

         Because the management of the Company has limited experience in operating resort properties and because many of its competitors will have greater experience, the Company can expect to be affected more negatively than many of its competitors as the result of the above factors.

COMPETITION

         The Company expects to extend its operations on Amelia Island, Florida. Further, the Company expects to acquire additional resort properties in Florida and other areas. Management of the Company has no extensive experience in operating resort properties or in acquiring and developing them.

         The Company faces major competition from well-capitalized, well-managed companies, many of which already develop and operate resort facilities. In a competitive bid situation, these competitors will be able to purchase properties at a price higher than the Company can afford to finance. Thus, the Company may lose opportunities to expand.

         These competitors will also operate resort properties in areas that are expected to be competitive with the Company. Although the Company expects to operate on a smaller scale than many of its competitors, the prestige, sophistication and quality of competitors' resort properties may draw business from the Company's properties and thus reduce the Company's revenues.

DEPENDENCE ON KEY PERSONNEL

         The Company has new management. The staff will be small and will initially consist of Richard P. Smyth, its Chairman, Chief Executive Officer and Treasurer, Gerald F. Sullivan, its Vice Chairman and Secretary, a property manager, a professional real estate analyst and a receptionist/secretary. Financial services will be provided by outside services pending the hiring of a Chief Financial Officer. Other staff will be added as qualified personnel are recruited, although it is anticipated that the staff will remain small for the near term.

         If Mr. Smyth or Mr. Sullivan should die or become incapacitated, the Company could face financial and operating difficulties pending the hiring of a new Chief Executive Officer or Vice Chairman.

INABILITY TO MANAGE GROWTH; RISKS ASSOCIATED WITH EXPANSION

         Because the Company and its management do not have extensive previous experience in developing resort properties, providing mortgage or financing services or internet advertising services, their capacity to know the business may be limited and may subject the business of the Company to certain risks, in addition to those commonly found in a growing company. These risks include obtaining additional financing, providing adequate working capital to pay salaries for personnel hired to acquire and develop properties before revenue from the properties is sufficient to pay their salaries, the inability of management to recognize potential problems before they become serious problems, the lack of sufficient experience in the staff to solve problems once they are identified, and the risk from competitors.

REGULATORY UNCERTAINTIES AND GOVERNMENT REGULATION

         The Company's business is subject, both directly and indirectly, to various laws and regulations. These laws and regulations include compliance with environmental laws, which is a particularly sensitive issue in beach and other resort areas. Local zoning laws and regulations may impose significant barriers to development of resort properties. In addition, the development of resort properties in beach or mountain areas can be subject to a number of issues that are important to activists. The Company's business or a potential acquisition may be delayed or terminated as a result of activist activities.

DEPENDENCE ON GROWTH OF RESORT CONCEPT; UNCERTAIN ACCEPTANCE OF LOCATIONS

         The Company is structured as a holding company with operating companies in wholly owned subsidiaries, all of which subsidiaries are "start-up" or limited size ventures. Currently, the Company has operating companies in real estate sales (Klein Real Estate Services, "KRES"), real estate financing (1st Southern Mortgage), hospitality services (JP Concepts, Inc.) and resort real estate (Beachside). The acquisitions of KRES, 1st Southern Mortgage and JP Concepts, Inc. are all subject to regulatory approval. Upon completion of these acquisitions, 60,000 shares of the Company's Common Stock will be issued as consideration, as well as a total of $30,000 in short term debt. Beachside consists of developed structures and two parcels of land for future development in the oceanfront resort area of Amelia Island, Florida. The Company's plan is to continue to acquire and develop additional properties in the northeast Florida area, on and near Amelia Island, as well as in other sunbelt resort markets. The Company also intends to evaluate other operations for acquisition that may not be in the resort industry, or in the business of real estate. The Company has entered into negotiations for the acquisition of a marketing division which will promote the Company's business, as well as other companies' business, through program and content development via video, film and internet broadcasts. To the extent that its future is dependent on the resort real estate business, the Company remains at risk from any downturn in the industry, or other risks of that business. To the extent the Company has and will enter a business area not related to real estate it will be subject to the risks and needs of that business or industry. Such needs may create additional risks for the Company simply by virtue of the complexity of multiple businesses, capital needs or competitive factors. While the Company is currently evaluating other business areas and when it should enter other businesses it will be at risk from the acceptance of its resort real estate concepts by the marketplace, competitive and business factors that exist within this, and other potential markets, resort or otherwise.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Amended and Restated Articles of Incorporation and bylaws could make it difficult for a third party to acquire, and could discourage a third party from attempting to acquire control of the Company. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the shareholders and impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. Such charter provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or Preferred Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock.

PROCEEDS PAYABLE TO THE COMPANY

         None of the money from the sale of the Common Stock will be paid to the Company. Accordingly, the Company will need to raise money from profits and other sources to fund operating losses and capital expenditures. See "Future Funding Plans; Financial Constraints."

RISKS ASSOCIATED WITH THE YEAR 2000

         Because many computer programs have been written using two digits rather than four to define the applicable year, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This "Year 2000 issue" could result in system failures or miscalculations causing disruptions in the Company's normal business activities.

         The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems because its existing PC-based system correctly defines the Year 2000 with four digits. The Company intends to conduct an analysis in 1999 to determine the extent to which its suppliers and customers are subject to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect such suppliers and customers, or the extent to which it would be vulnerable to such parties' failure to resolve any Year 2000 issues on a timely basis. The failure of such parties subject to the Year 2000 issue to convert their systems on a timely basis or effect a conversion that is compatible with the Company's systems could have a material adverse effect on the Company.

PROTECTION OF INTELLECTUAL PROPERTY

         The Company's success and ability to compete is not dependent upon its proprietary systems and technology. However, the Company uses software and other intellectual property provided by third parties and could be brought into litigation involving the software or other intellectual property. The expense of such litigation and an adverse judgment could have a material adverse effect on the Company's business or financial condition.

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

         Prior to the Offering, there has been no significant public market for the Company's Common Stock although the Company's Common Stock is quoted on the OTC Bulletin Board on an occasional trade basis. There can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Stock will not decline. Even if an active trading market does develop, the market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's revenues, earnings and cash flow, weather patterns, competitor developments with respect to resort properties, changes in financial estimates by securities analysts, conditions and trends in the resort industry, adoption of new accounting standards affecting the resort industry, general market conditions and other factors.

         Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many small capitalization companies and that often have been unrelated or disproportionate to the operating performance of such companies. These broad market factors and market fluctuations, as well as general economic, political and market conditions such as recessions and interest rate or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         Sale of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and make it more difficult for the Company to raise funds through equity offerings in the future. The 2,100,000 shares offered hereby will be eligible for immediate sale in the public market without restriction.

         In addition, the Company intends to register shares of Common Stock when required as a condition to future financings.

DILUTION

         The sale of Common Stock by the holders of the Note, the First LKB Warrant, the Second LKB Warrant, the GCA Warrant and the GCA Right will not result in a dilution of the value of the shares of Common Stock. In fact, the conversion of the $775,000 debt under the Note to equity will increase the value of a share of Common Stock even though the number of shares of Common Stock will also increase.

         On the other hand, to the extent the future funding requirements of the Company require the issuance of convertible securities or securities or debt having a priority to the shares of Common Stock, the shares of Common Stock may suffer a decline in book value. See "Dilution."

ABSENCE OF DIVIDENDS

         The Company intends to retain all future earnings for use in the development of its business. The Company has never paid and does not currently anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The Company received $775,000 upon the sale of the Note. See "Business -- Overview." The Company will require additional financing in the future to finance continuing growth. No assurance can be given that such financing will be available on favorable terms or at all. See "Management's Discussion" and "Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain all of its future earnings, if any, for use in its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.


                                 CAPITALIZATION

         The following table sets forth (i) actual capitalization of the Company derived from its financial statements as of December 31, 1998, and (ii) an adjusted capitalization of the Company to reflect (a) the conversion of all outstanding shares of Series A Preferred Stock into 1,910,000 shares of Common Stock and (b) the conversion of the Note and exercise of the First LKB Warrant, the Second LKB Warrant, the GCA Warrant and the GCA Right into an assumed maximum of 2,100,000 shares of Common Stock. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes thereto.



                                                                            AS ADJUSTED
                                                          DECEMBER 31,      DECEMBER 31,
                                                             1998               1998
                                                          -----------       -----------
Short-term debt ....................................      $   229,151       $   229,151

Long-term debt:
   15% Note Payable - Mortgage .....................        1,550,000         1,550,000
   9% Note Payable - Convertible Debenture .........          775,000                 0

                                                          -----------       -----------
         Total long-term debt ......................        2,325,000         1,550,000

Shareholders' Equity
   Preferred Series A Convertible Stock,
    1,910,000 shares issued  and outstanding,
    actual; no shares issued and outstanding, ......          428,823                 0
    as adjusted
   Common Stock, no par value, 800,000,000 shares
    authorized, 2,246,500 shares issued and
    outstanding, actual; 5,342,214 shares issued and
    outstanding, as adjusted .......................            8,593            20,339
   Additional Paid-in Capital - Common Stock .......           42,928         1,849,130
   Deficit accumulated during the development ......         (123,478)         (123,478)
    stage
                                                          -----------       -----------
         Total Shareholders' Equity ................          369,895         1,759,020
                                                          -----------       -----------
         Total Capitalization ......................      $ 2,924,046       $ 3,538,171
                                                          ===========       ===========

                     TERMS OF CONVERSION; TERMS OF EXERCISE

Note

         Up to 50% of the outstanding principal amount of the Note is convertible at a price per share of Common Stock ("Conversion Price") equal to the lesser of (i) $0.875 (the average bid of the Common Stock for the 20 days prior to December 7, 1998) or (ii) an amount determined based on a formula ("Formula Price") F/P, where F = the principal amount of the Note being converted plus accrued and unpaid interest thereon through the date of conversion plus default interest, if any, on such interest, and P = the product of 85% multiplied by the average of the five consecutive DWASP for the Common Stock for the five trading days ending on the day prior to the date of conversion (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company's securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The term "DWASP" means, as of any date, the daily-weighted average sales price on the NASDAQ Market as reported by Bloomberg or, if the NASDAQ Market is not the principal trading market for such security, the daily-weighted average sales price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the daily-weighted average sales price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no daily-weighted average sales price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the DWASP cannot be calculated for such security on such date on any of the foregoing bases, the DWASP of such security on such date shall be the fair market value as mutually determined by the Company and the holder of the Note being converted for which the calculation of the closing bid price is required in order to determine the Conversion Price of such Note.

         At the option of the Company, the balance of $387,500 principal amount of the Note may be redeemed for cash by the Company paying a fee equal to 117% of the outstanding principal amount plus accrued interest or by permitting conversion of the balance of the Note at a Conversion Price of $0.875. For purposes of this prospectus, the Company has assumed that the entire Note will be converted to Common Stock pursuant to these provisions.

The First LKB Warrant

         The First LKB Warrant may be exercised for a maximum of 60,000 shares of Common Stock for a price of $0.91875 per share (subject to adjustment for certain changes in the Common Stock, such as stock splits or combinations and other corporate events). Exercise may occur in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time after the date of the First LKB Warrant and prior to the fifth anniversary thereof by delivery via facsimile to the Company of a notice of exercise. Promptly thereafter, the Holder shall surrender the First LKB Warrant to the Company at its principal office accompanied by payment of $0.91875 per share of Common Stock issued upon exercise of the First LKB Warrant (the "Exercise Price").

         At the option of the Holder, payment of the Exercise Price shall be made (i) by check or bank draft payable to the order of the Company, (ii) by wire transfer to the account of the Company, (iii) in shares of Common Stock having a market value on the date of exercise equal to the aggregate Exercise Price or (iv) by presentation and surrender of the First LKB Warrant to the Company for cashless exercise (a "Cashless Exercise"), surrender being deemed a waiver of the Holder's obligation to pay all or any portion of the Exercise Price. In the event the Holder elects a Cashless Exercise (which election shall be irrevocable) the Holder shall exchange the First LKB Warrant for that number of shares of Common Stock determined by multiplying the number of shares being exercised by a fraction, the numerator of which shall be the difference between the then current market value of the Common Stock and the Purchase Price, and the denominator of which shall be the current Market Value of the Common Stock.

The Second LKB Warrant

         The Second LKB Warrant may be exercised for a maximum of 15,000 shares for a purchase price of $2.88 per share. The Second LKB Warrant has a term beginning January 19, 1999.

The GCA Warrant

         The GCA Warrant may be exercised for 100,000 shares of Common Stock for a price of $2.60 per share. The GCA Warrant may be exercised for up to an additional 100,000 shares of Common Stock for a price calculated by averaging the following: (i) the 30-day weighted average sales price and (ii) the 30-day closing bid price of the Company's Common Stock listed on the OTC Bulletin Board as reported by Bloomberg, LP, on the date of takedown. The GCA Warrant has a term of five years beginning January 19, 1999.

The GCA Right

         The GCA Right may be exercised for a maximum of 25,000 shares. The GCA Right was issued in consideration for a portion of the Note.


                                    DILUTION

    The pro forma net tangible book value of the Company as of December 31, 1998 was approximately $370,000 or $.09 per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the conversion of the Note, and the exercise of the First LKB Warrant, the Second LKB Warrant, the GCA Warrant and the GCA Right into an assumed maximum of 1,185,714 shares of Common Stock, the pro forma net tangible book value of the Company at December 31, 1998 would have been approximately $1,739,000, or $.33 per share. This represents an immediate increase in pro forma net tangible book value of $.24 per share to existing shareholders and an immediate dilution of $.84 per share to new investors. The following table illustrates this per share dilution:


Assumed public offering price per share(1)                                                         $         1.20
Pro forma net tangible book value per share as of December 31, 1998(2)        $      0.09
Increase in net book value per share attributable to new investors                   0.24
Adjusted pro forma net tangible book value after the Offering                 -----------
                                                                                                             0.33
Dilution per share to new investors                                                                 -------------
                                                                                                    $        0.87
                                                                                                    =============


(1) Using the average price per share for convertible debenture and all warrants.


(2) Assumes that the 1,910,00 shares of Preferred Series A Convertible Stock have been converted for 1,910,000 shares of Common Stock, as this stock does not involve new investors.



The following table summarizes, on a pro forma basis as of December 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by existing shareholders and to be paid by the new investors (using the average assumed public offering price per share).


                                                                                   TOTAL
                                                                               CONSIDERATION                AVERAGE
                                         SHARES PURCHASED                           PAID                PRICE PER SHARE
                                     NUMBER              PERCENT             AMOUNT        PERCENT           SHARE
Existing shareholders(1)           4,156,500            77.80%          $   480,344        25.69%           $ 0.12
New investors                      1,185,714            22.20%            1,389,125        74.31%             1.17
                               -----------------------------------------------------------------------------------------
        Total                      5,342,214           100.00%          $ 1,869,460       100.00%           $ 0.35
                               =========================================================================================

(1) Assumes that the 1,910,000 shares of Preferred Series A Convertible Stock have been converted for 1,910,000 shares of Common Stock, as this stock does not involve new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period ending September 30, 1998 have been audited by Kenneth R. Walters, P.A., independent auditors and are included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                       SUMMARY CONSOLIDATED FINANCIAL DATA



                                            APRIL 5, 1989      FOR THE         FOR THE
                                           (INCEPTION) TO   QUARTER ENDED    QUARTER ENDED   FOR THE YEARS ENDED SEPTEMBER 30,
                                             DECEMBER 31,    DECEMBER 31,     DECEMBER 31,   --------------------------------
                                                1998            1998            1997           1998         1997      1996
                                           --------------  --------------   -------------    ---------    --------  ---------
STATEMENT OF OPERATIONS DATA:
REVENUES:............................      $      16,555   $      16,555    $           0    $       0    $      0  $       0
EXPENSES:
Administrative Expense...............             90,284          23,948              200       45,479      17,839      2,982
Operating Expense....................             10,488          10,488                0            0           0          0
    Total Operating Expenses.........            100,772          34,436              200       45,479      17,839      2,982
    Interest Expenses................             22,706          22,706                0            0           0          0
                                           -------------   -------------    -------------    ---------    --------  ---------
    Net loss.........................           (123,478)        (57,178)            (200)     (45,479)    (17,839)    (2,982)
INCOME PER SHARE
    Basic............................                               (.03)            (.00)        (.05)       (.02)      (.00)
    Shares for Basic.................                          2,246,500          996,500      996,500     996,500    996,500
    Diluted..........................                               (.01)            (.00)
    Shares for Diluted...............                          5,342,214          996,500


                                                                                                FOR THE YEARS ENDED
                                                                                                     SEPTEMBER 30,
                                                                     FOR THE QUARTER ENDED    --------------------------
                                                                       DECEMBER 31, 1998          1998           1997
                                                                     ---------------------    ------------   -----------
BALANCE SHEET DATA:
Total assets.......................................................       $3,015,065          $         28   $    49,083
Deficit accumulated during the development stage...................         (127,478)              (66,300)      (20,821)
Total liabilities..................................................        2,645,170                 7,093        63,322
Shareholders' equity (deficiency) .................................          369,895                (7,065)      (14,239)
Total liabilities and shareholders' equity.........................        3,015,165                    28        49,083



-------------------------------------------------------------------------------


(1) See Note H of Notes to the Consolidated Financial Statements for an explanation of the determination of shares used in computing pro forma net loss per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


         The Company was formed with the intent to actively seek, locate, evaluate, structure and complete mergers with or acquisitions of private companies, partnerships or sole proprietorships. The Company has formed three distinct divisions, each pursuing a different business strategy while supporting other Company operations. The Company intends to implement a business strategy that will allow it to facilitate opportunistic acquisitions or investment in real estate related operations and businesses with an emphasis on asset oriented opportunities, such as real estate, equipment or other physical assets. The acquisition on December 14, 1998 of Beachside, whose main activity is real estate development and redevelopment within resort market places, is consistent with that business strategy, as are the subsequent acquisitions of KRES (real estate sales), 1st Southern Mortgage (real estate financing) and JP Concepts, Inc. (resort-related hospitality services). The acquisition of KRES, 1st Southern Mortgage and JP Concepts, Inc., are all subject to regulatory approval. Upon completion of these acquisitions, 60,000 shares of the Company's Common Stock will be issued as consideration, in addition to a total of $30,000 in short term debt.


         Since inception, the Company generated no revenues until its acquisition of Beachside on December 14, 1998.

         Because the Company is in the development stage, the Company's model is significantly different from many existing real estate development companies. Since the Company was a holding company with limited assets until the December 14, 1998 acquisition of Beachside, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. This limited operating history makes the prediction of future operating results difficult if not impossible. The Company has incurred losses every quarter since inception and expects to continue to incur losses for the foreseeable future. The Company had an accumulated deficit as of September 30, 1998 of $66,300 and as of September 30, 1997 of $20,821. As of December 31, 1998, the accumulated deficit was $110,449. The Company's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the market for resort development. There can be no assurance that the Company will successfully generate sufficient revenues to achieve profitability. Although the Company has experienced revenue growth in recent periods, historical growth rates are not sustainable and are not indicative of future operating results, and there can be no assurance that the Company will achieve or maintain profitability. See "Results of Operations."

RESULTS OF OPERATIONS

         The following table sets forth the statement of operations data for the Company for the three years ended September 30, 1998, for certain quarterly periods and for the period from inception to September 30, 1998.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


                                    APRIL 5, 1989     FOR THE        FOR THE
                                   (INCEPTION) TO  QUARTER ENDED  QUARTER ENDED  FOR THE YEARS ENDED SEPTEMBER 30,
                                    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,  ---------------------------------
                                        1998            1998           1997        1998         1997        1996
                                   --------------  -------------  -------------  --------     --------    --------
STATEMENT OF OPERATIONS DATA:
REVENUES: .......................  $       16,555  $      16,555  $           0  $      0     $      0    $      0

EXPENSES:
    Total Operating Expenses ....         100,772         34,436            200    45,479       17,839       2,982
    Interest Expenses ...........          22,706         22,706              0         0            0           0
                                   --------------  -------------  -------------  --------     --------    --------
    Net loss ....................        (123,478)       (57,178)          (200)  (45,479)     (17,839)     (2,982)
INCOME PER SHARE
    Basic........................                           (.03)          (.00)     (.05)        (.02)       (.00)
    Shares for Basic.............                      2,246,500        996,500   996,500      996,500     996,500
    Diluted......................                           (.01)          (.00)
    Shares for Diluted............                     5,342,214        996,500



    The following comparisons should not be considered to be meaningful when considering the Company's future plans of operation since the Company was a shell seeking acquisitions and had no meaningful operations during these periods.

    YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

    Administrative Costs. Administrative costs increased by $217,640, or 150%, to $15,479 for the year ended September 30, 1998, compared to $17,839 for the year ended September 30, 1997. The increase was primarily due to additional executive, financial and legal personnel and related costs.

    YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

    Administrative Costs. Administrative costs increased by $14,857, or 498%, to $17,839 for the year ended September 30, 1997, compared to $2,982 for the year ended September 30, 1996. The increase was primarily due to additional executive financial and legal personnel and related costs.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly statement of operations data for the seven quarters ended December 31, 1998. This unaudited quarterly information has been derived from unaudited financial statements of the Company and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

               Statement of Operations for the Three Months Ending
                                   (unaudited)


                              -------------------------------------------------------------------------------------
                               DEC. 31,    MAR. 31,    JUNE 30,     DEC. 31,    MAR. 31,    JUNE 30,    DEC. 31,
                                 1996       1997        1997         1997         1998      1998(1)      1998
                              -------------------------------------------------------------------------------------
Revenues.................     $      0    $      0     $     0     $      0    $      0    $      0     $16,555
Expenses: ...............
Legal and Accounting Fees        1,260           0          45            0       7,450       3,594           0
Administrative Expenses..            0           0           0            0           0           0      40,539
Stock Transfers..........            0         448       1,921            0           0           0           0
Printing.................            0           0         537          200           0           0           0
Operating Expense........            0           0           0            0           0           0      10,488
Net Income (Loss)........       (1,260)       (448)     (2,187)        (200)     (7,450)     (3,594)    (57,178)


(1) Figures for the three months ending September 30, 1996, September 30, 1997 and September 30, 1998, are not presented. They correspond with the end of the fiscal year and were not required.

(2) Figures for the period ending March 31, 1998 are for a six month period.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

         As a result of the Company's limited operating history in resort development and the emerging nature of the markets in which the Company competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based predominantly on its operating plans and estimates of future revenues and, while relevant to management for planning purposes, should not be relied upon by potential investors. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, operating results and financial condition. Further, the Company currently intends to substantially increase its operating expenses to increase advertising, develop and offer new and expanded services, to fund increased sales and marketing and customer service operations and to develop its technology and systems. To the extent such expenses precede or are not subsequently followed by increased revenues, the Company's operating results will fluctuate and anticipated net losses in a given quarter may be greater than expected.

         The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of other factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, but are not limited to (i) general economic conditions and economic conditions specific to the real estate industry, (ii) the level of use of resort facilities as well as seasonal fluctuation in vacationers' demands, (iii) the Company's ability to upgrade and develop its systems and infrastructure and to attract new personnel in a timely and effective manner, (iv) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (v) governmental regulation, (vi) unforeseen events affecting the industry, (vii) the stability of the market for mortgages and other consumer or business loans, (viii) the uncertainty of new internet ventures, and (ix) the timing associated with the start, completion and closing associated with the land development or construction activities of the Company.

         Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of security analysts or investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Risk Factors - Potential Fluctuations in Quarterly Results and Seasonality."

LIQUIDITY AND CAPITAL RESOURCES


         As a result of a number of transactions aimed at funding the transition to a start-up operating company from a shell company, the Company issued 5,362,880 shares for a total of $1,200,000 in transactions occurring from August, 1989 to March 25, 1999.


         The Company has recently begun operations. As a result of this change from a shell company into a holding company with operations it will have a need for significant financial resources as it adds operations and grows the current operations. At this time the Company is not currently generating profits from its operations. Further, the Company is currently consuming cash at a rate greater than it is generating cash, and it expected to continue in this manner for the foreseeable future.

         The Company currently has a line of credit in place with GCA, (the "GCA Line of Credit") under which the Company can draw $180,000 from GCA, in notational debt increments of $1,000 with the Company receiving $850 for each $1,000 drawn. On the latter of (i) full repayment of the debt or (ii) 95 days following closing date, the Company may draw an additional $120,000 from GCA in $60,000 increments. Warrants to purchase 200,000 shares of Common Stock were issued in conjunction with the above line of credit. Richard P. Smyth guarantees payment of the line of credit.

         The Company believes that its current cash and cash equivalents will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next several months. However, the Company's capital requirements depend on several factors, including the level of acquisition activity and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters which could restrict its operations or finances. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its intended expansion, which could have a material adverse effect on the Company's business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. This statement, which must be adopted by the Company by fiscal year ended September 30, 1999, establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by and distributions to owners. The Company believes this pronouncement will not have a material affect on the Company. Currently, no differences exist between the Company's net income or loss and comprehensive net income or loss.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. This statement, which must be adopted by the Company by fiscal year ended September 30, 1999, established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

         In March 1998, the American Institute of Certified Public Accounts ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use ("SOP" No. 98-1"). SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal-use. The Company believes this pronouncement will not have a material affect on the Company.

                              CHANGE IN ACCOUNTANTS

         In January, the Company engaged Bearden & Smith ("Bearden"), an independent accounting firm, to provide certain accounting consulting services to the Company related to preparing historical financials for a recently acquired subsidiary of the Company. On February 3, 1999, Millward and Co. ("Millward"), who had served as principal accountant to audit the financial statements of the Company, after discussions with the Company regarding its ongoing needs for auditing services, resigned from its engagement with the Company. Following such resignation, the Board of Directors of the Company approved the engagement of Bearden as the Company's principal accountant and replacement for Millward. The Board approved the engagement of Bearden because it had the resources and geographical location needed to serve the Company as its business grows.

         Millward's report on the Company's financial statements for each of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Millward, there were no disagreements with Millward on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Millward, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its report.

         Millward did not advise the Company during the Registrant's two most recent fiscal years or during the subsequent interim period preceding Millward's resignation:

         (a) that the internal controls necessary for the Company to develop reliable financial statements did not exist;

         (b) that information had come to its attention that had led it to no longer be able to rely on management's representations, or that had made it unwilling to be associated with the financial statements prepared by management;

         (c) of the need to expand significantly the scope of its audit, or that information had come to its attention during the two most recent fiscal years or any subsequent interim period that if further investigated might (i) materially have impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report or (ii) have caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements; or

         (d) that information had come to its attention that it had concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report.

Millward was authorized by the Company to respond fully to inquiries of Bearden.

         Except such advice as has been provided by Bearden in connection with consulting services related to the preparation of historical financials for the Company's recently acquired subsidiary, during the two most recent fiscal years and during the interim period prior to engaging Bearden, neither the Company nor anyone on its behalf consulted Bearden regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Bearden concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (b) any matter that was the subject of either a disagreement or any other event described above.

                                    BUSINESS

OVERVIEW

         The Company was incorporated under Colorado law in April 1989 for the purpose of acquiring an interest in one or more business opportunities or ventures. Until December 14, 1998, the Company did not conduct an active business. Since inception, the Company has been, and continues to be, a development stage company.

         On December 14, 1998, the Company purchased all of the outstanding stock of Beachside from Mongoose. The purchase was deemed effective as of December 7, 1998. Beachside is the owner of a commercial real estate development located on Fernandina Beach, Florida in the resort area of Amelia Island, Northeast Florida.

The Company paid the following for the Beachside stock:

            -   1,250,000 newly issued shares of Common Stock of the Company;

            - 1,910,000 newly issued shares of Series A of Preferred Stock, of the Company which shares are convertible into 1,910,000 shares of Common Stock; and

            - $667,500 in cash, which was a portion of the $750,000 borrowed in connection with this transaction by the Company under the Note.

         At the same time, Mongoose purchased 750,000 shares of Common Stock from Paxford Investments, Ltd., ("Paxford") an existing shareholder of the Company, for $300,000. The Stock Purchase Agreement, the Note and the related Securities Purchase Agreement, Registration Rights Agreement, Stock Pledge Agreement, the First LKB Warrant, Second LKB Warrant, GCA Warrant and GCA Right are attached as Exhibits to the Form S-1 registration statement of which this prospectus is a part.


         As a result of the above transactions, a change in the control of the Company has occurred in that Mongoose owns 1,775,000 shares of the 2,267,166 shares of Common Stock currently outstanding or approximately 88% of such shares. Mongoose could own an additional 1,910,000 shares of Common Stock upon conversion of its Series A Preferred Stock. It is currently estimated that the conversion of the Note, the exercise of the First LKB Warrant, Second LKB Warrant, GCA Warrant and GCA Right will result in an additional 1,200,000 to 2,100,000 shares of Common Stock being issued. According to current estimates, the Note will convert into 885,714 shares of Common Stock. The First LKB Warrant is exercisable for 60,000 shares of Common Stock, the Second LKB Warrant is exercisable for 15,000 shares of Common Stock, the First GCA Warrant is exercisable for up to 200,000 shares of Common Stock and the GCA Right is exercisable for 25,000 shares of Common Stock. See "Terms of Conversion; Terms of Exercise." Thus, after conversion of all convertible securities, it is likely that the Company will remain in the control of Mongoose for the foreseeable future. The Managing Member of Mongoose is Richard P. Smyth.


         The assets of Beachside consist of two buildings and unimproved real estate, leases to tenants in the buildings and minimal operating capital. The Beachside property is estimated to have a value of approximately $4,500,000. The property is subject to (1) a first mortgage securing a loan in the amount of $1,550,000 bearing interest at 15% per annum, principal and interest payable and due December 1, 2001, and (2) a second mortgage in favor of GCA securing repayment of the Note. Once the Note is converted to Common Stock the second mortgage will be released. The Company intends to continue operating the developed portion of the Beachside property and intends to initiate and complete the development of the currently undeveloped portion of the Beachside property when appropriate financing can be obtained.

         In order to enhance the Company's ability to acquire, develop, renovate, manage and sell its properties, the Company has recently acquired a real estate services division and a real estate mortgage operation. Gerald Sullivan, the President of the real estate mortgage division is also a director and officer of the Company. In addition, the Company has acquired a hospitality services division and has entered into negotiations for the acquisition of a marketing promotions division which will promote the Company's business, as well as the business of other companies, through program and content development via video, film and internet broadcasting. All of the above transactions relate to nominal, start-up oriented operations and are subject to licensing transfers.

         The Company expects to pursue a strategy of continued investment in other real estate related projects and real estate and mortgage related companies through its newly formed subsidiary, RSI. Further, the Company intends to continue to evaluate other acquisitions, both in the area of real estate and in other business areas, as a method of increasing its size of operation and value.

CHANGE IN BOARD OF DIRECTORS

         In connection with the change in control of the Company, the previous Directors of the Company resigned, but, before resigning, elected Richard P. Smyth, Gerald F. Sullivan, Sidney E. Brown, and D. Nelson Lester as Directors of the Company. The Directors will be paid $500 per meeting held telephonically and $1,000 per meeting held in person. Further, each Director has been allowed to purchase $10,000 of the Company's Common Stock, restricted and priced as of the day of the initial transaction at $.40 per share, the price paid by Mongoose for the Common Stock purchased from Paxford.

         The Company is interviewing other persons for membership on the Board of Directors.

         The Company indemnifies the past and present Directors to the maximum extent permitted by Colorado law.

CHANGE IN MANAGEMENT

        The Company has new management. The staff will be small and will initially consist of Richard P. Smyth, the Chairman, Chief Executive Officer and Treasurer, Gerald F. Sullivan, the Vice Chairman and Secretary, a Property Manager, a professional real estate analyst and a receptionist/secretary. Financial services will be provided by outside services pending the hiring of a Chief Financial Officer. Other staff will be added as qualified personnel are recruited, although it is anticipated that the staff will be small for the near term.

CHANGE IN FINANCIAL AND BUSINESS POSITION

         As a result of the recent change in control, there has been a change in the financial position of the Company. Prior to December 14, 1998, the Company had virtually no assets and no operations. The Company now has assets, primarily in the form of the commercial real estate holdings of Beachside, the real estate services division, real estate financing division and hospitality services division.


BRIDGE FUNDING

         In order to raise the cash portion of the purchase price for the Beachside stock, the Company borrowed an aggregate of $1,075,000 from GCA in the form of the Note and the GCA Line of Credit. $300,000 of the $1,075,000 was borrowed subsequent to December 31, 1998. The costs associated with the transaction were the payment of a $82,500 consulting fee to affiliates of the Fund, issuance of the First LKB Warrant to purchase 60,000 shares of Common Stock to LKB Financial, LLC in satisfaction of amounts owed to it for broker/finder services in connection with the transaction, the issuance of the GCA Right exercisable for 25,000 shares of Common Stock in consideration for the Note, the issuance of 20,666 shares of Common Stock as liquidated damages arising in connection with certain delays in the filing of this S-1 Registration Statement, and the issuance of the GCA Line of Credit under which the Company can draw $300,000 from GCA with the Company receiving $850 for each $1,000 drawn. As of February 15, 1999, the Company has drawn $150,000 of the GCA Line of Credit.


STRATEGY

         The Company's primary objective is to capitalize on the unique attributes of the commercial and real estate market place primarily in emerging resort areas. Management believes that by focusing on the resort market it can create higher return, lower risk opportunities than those found in traditional metropolitan areas. The Company intends to achieve this objective by increasing resort property sites, expanding and improving the size of operations, and by investing in commercial properties and renovating those properties for use as retail or restaurant sites, motel sites or high density conventional housing or condominium sites. The Company has formed three distinct divisions: the Resort Strategies Group, the Financial Services Group and the Internet and Communications Group. The Company intends to expand its operations into real estate sales, real estate mortgage, hospitality services, marketing and other real estate related activities through these groups.

COMPETITION

         The Company believes that the principal competitive factors affecting the market for resort development are successful marketing, competitive pricing, the volume and quality of established traffic patterns in the resort area, increases in the number of permanent residents, and the ability to develop new structures or renovate existing properties in a timely and cost-effective manner.

         The Company has many competitors, ranging from individual investors to large scale developers. While few of the Company's competitors have addressed renovation and redevelopment as opposed to new property development, there can be no assurance that the Company can continue to compete successfully against current or future competitors, many of which may have substantially more capital, resources and access to additional financing than the Company. Nor can there be any assurance that competitive pressures faced by the Company will not result in increased marketing costs, decreased traffic or loss of market share or otherwise will not materially and adversely affect its business, results of operations and financial condition.

OPERATIONS

         The Company believes that its future success is significantly dependent upon its ability to identify and capture projects situated in desirable locations, with good traffic patterns, where the total initial investment will range from $200,000 to $2,000,000, and the total appraised value after completing construction and renovation is not greater than $6,000,000. By focusing on projects in this size range, the Company believes it will establish itself in a niche which is beyond the capabilities of individual investors and beneath the economic requirements of larger property management companies. The Company's success also depends on the ability of the real estate division to list and sell properties, the ability of the real estate mortgage division to market funds at competitive rates, and the ability of the hospitality services division to provide services profitably within its market.

FACILITIES

         The Company's operations are principally located in a single office building in Fernandina Beach, Florida. The Company occupies approximately 4,500 square feet, including portions which are sublet to other tenants, under a lease expiring in January, 2000. Annual rent is $15,000 including utilities. The Company has the option to renew the lease for three one-year periods at 105% of the current rental value. The Company's mortgage division operates out of an office in Gainesville, GA. The mortgage office is rented on a month-to-month basis with a monthly rental of $1,000 per month.

GOVERNMENT REGULATION


         The Company's business is subject, both directly and indirectly, to various laws and regulations. These laws and regulations include compliance with environmental laws which is a particularly sensitive issue in beach and other resort type areas. The Florida Department of Environment Protection must review and approve all ocean projects. In addition, local zoning laws and regulations may impose significant barriers to development of resort type properties. Further, the development of resort type properties in beach or mountain areas can be subject to a number of issues that are important to activists. The Company's business and potential acquisitions may be delayed or terminated as a result of activist activities.


         To date, the Company has not expended significant resources on lobbying or related government affairs issues but may be required to do so in the future.

EMPLOYEES

         As of February 15, 1999, the Company has ten employees.

LEGAL PROCEEDINGS

         The Company is party, from time to time, to various legal proceedings. The Company currently has a claim arising out of the construction phase of the Beachside project in the total amount of $30,000. While it expects to prevail favorably in this proceeding, it has placed sufficient funds in escrow to accommodate any liabilities in this matter. In the opinion of management, these proceedings are not expected to have a material impact on the Company's financial position or results of operations.

                               MARKET INFORMATION

COMMON STOCK


         The Company's Common Stock has been traded over-the-counter on the bulletin board operated by the National Association of Securities Dealers, Inc. under the symbol "LAHA." The following table sets forth the high and low closing bid of the Company's Common Stock for each quarter during the past two fiscal years. The prices reflect inter-dealer quotations without retail mark-ups, mark downs and commissions, and do not necessarily represent actual transactions. The Company's securities began trading in August 1996. Since the foregoing date, the high bid has been $4.000 the low bid has been $0.031.


         Period                                                                 High              Low
         -------                                                                -----             -----
         Fiscal 1997
         First quarter.....................................................     0.875             0.875
         Second quarter....................................................     0.875             0.875
         Third quarter.....................................................     0.875             0.875
         Fourth quarter....................................................     0.875             0.875

         Fiscal 1998
         First quarter......................................................    3.250             0.875
         Second quarter.....................................................    3.250             0.875
         Third quarter......................................................    3.250             0.875
         Fourth quarter.....................................................    1.500             0.875

         Fiscal 1999
         First Quarter......................................................    4.000             0.031
         Second Quarter (through March 15, 1999)............................    4.000             1.500

         On December 14, 1998, the closing bid on the Common Stock was $0.50. On March 15, 1999, the closing bid on the Common Stock was $1.88.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the executive officers and Directors of the Company.

OFFICERS AND DIRECTORS                   AGE  POSITION
Richard P. Smyth ....................    42   Chairman of the Board, Chief Executive
                                              Officer, Treasurer and Director
Gerald F. Sullivan(1), (2) .........     57   Vice Chairman, Secretary
                                              and Director
D. Nelson Lester(2) ................     59   Director
Sidney E. Brown(1) .................     60   Director

----------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

         Richard P. Smyth was elected as a director and officer of the Company effective as of December 7, 1998. Mr. Smyth holds a B.A. from the University of Southern Florida. He has been employed as Managing Member of Mongoose since November, 1996 and has provided business consulting and merger and acquisition advice through Blue Ridge Ventures, LLC since November 1995. He was employed by Vista 2000, Inc. and its predecessors from November, 1991 until March, 1996. Prior to that time, Mr. Smyth was involved in merger and acquisition consulting and in business management with both public and private firms.

         Gerald F. Sullivan was elected as a Director, Vice Chairman and Secretary effective as of December 7, 1998. Mr. Sullivan holds a B.B.A. from the University of Georgia and a M.B.A. from Georgia State University. He has been employed as a mortgage banker with Commerce Mortgage Company since June, 1998. He was employed as a mortgage banker with Credit Depot from June, 1991 to June, 1998.

         D. Nelson Lester was elected as a director of the Company effective as of December 7, 1998. Mr. Lester holds a B.S. from the University of Alabama. He has been employed as the Vice President of Marketing and Sales of Porcelain Products Company, a manufacturer of electrical porcelain, since November, 1987.

         Sidney E. Brown was elected as a director of the Company effective as of December 7, 1998. Mr. Brown holds a B.S. from Georgia Southern University and a B.B.A., M.E.D., E.D.S. and E.D.D., from the University of Georgia. He has been employed as the Dean of Graduate and Off-Campus Programs at Piedmont College since April, 1998. Mr. Brown was employed as the Associate Vice President of Academic Affairs of the University of Georgia from July, 1969 to June, 1998.

         The Board of Directors has currently authorized five members of whom one is to be elected by the holders of Series A Preferred Stock pursuant to the Company's Amended and Restated Articles of Incorporation. Mr. Smyth is the designee of the Series A Preferred Stock to the Board of Directors. Members of the Board of Directors are elected each year at the Company's annual meeting of shareholders, and serve until the following annual meeting of shareholders or until their respective successors have been elected and qualified.

DIRECTOR COMPENSATION

         The Company's non-employee Directors currently receive $1,000 per meeting attended in person and $500 per attended telephonic meeting for service on the Company's Board of Directors or any committee thereof. Further, each Director has been allowed to purchase $10,000 of the Company's Common Stock, restricted and priced as of the day of the initial transaction, at $.40 per share, the price paid by Mongoose for the Common Stock purchased from Paxford. Directors may also be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

         Officers of the Company are appointed by the Board of Directors and serve at its discretion. The Company has amended its bylaws to provide for the indemnification of Directors and officers to the fullest extent authorized, permitted or allowed by law.

EXECUTIVE COMPENSATION

         None of the Company's executives have received any compensation in the last three fiscal years.

STOCK OPTIONS OR OTHER INCENTIVE COMPENSATION PLANS

         The Company currently has no stock option or other incentive compensation plans. While the Company has never issued stock options or stock appreciation rights, it intends to make 500,000 shares available for an incentive stock option program as soon as practicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The Compensation Committee of the Board of Directors currently consists of Gerald F. Sullivan and D. Nelson Lester.

EMPLOYMENT AGREEMENTS

         The Company has no employment agreements at this time.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Amended and Restated Articles of Incorporation limits the liability of Directors to the maximum extent permitted by Colorado law. Colorado law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as Directors, except for liability (i) for any breach of their duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 7-108-403 of the Colorado Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit.

          The Company's Amended and Restated Articles of Incorporation provides that the Company shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, including reasonable expenses incurred by a director in connection with the enforcement of this indemnification provision if: (i) the director furnishes to the Company a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in Section 7-109-102 of the Colorado Business Corporation Act; (ii) the director furnishes to the Company a written undertaking, executed personally or on the director's behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Article 109 of the Colorado Business Corporation Act.

         The Company's Restated bylaws provide that the Company shall indemnify its Directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

         On December 14, 1998, the Company purchased all of the outstanding stock of Beachside from Mongoose in exchange for 1,250,000 newly issued shares of Common Stock of the Company, 1,910,000 newly issued shares of Series A Preferred Stock of the Company and $667,500 in cash. The purchase was effective as of December 7, 1998. Beachside is the owner of a commercial real estate development located on Fernandina Beach, Florida in the resort area of Amelia Island, Northeast Florida. As a result of this transaction, Mongoose became the Company's largest shareholder and Richard P. Smyth, the Managing Member of Mongoose, became the Chief Executive Officer, Treasurer and a Director of the Company. See "Risk Factors - Limited Operating History; Recent Change of Control."

         On January 24, 1999, the Company entered into an agreement to purchase a mortgage brokerage operation and the accompanying licenses from Jerry Sullivan, son of the Company's Vice Chairman, Gerald F. Sullivan, for a total purchase price of 20,000 shares of restricted stock and a note in the amount of $10,000. The transfer is contingent on the successful transfer of the associated licenses to the Company by the issuing governmental agency.

         All future transactions between the Company and interested Directors and shareholders, if any, will be approved by the disinterested Directors or shareholders, as appropriate in accordance with Colorado law and the Company's Amended and Restated Articles of Incorporation and bylaws.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock and the Series A Preferred Stock as of March 25, 1999, and as adjusted to reflect the sale of the shares of Common Stock offered by the Selling Shareholders, of (i) each person known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors and (iii) all of the Company's officers and directors as a group. The number of shares that may actually be sold by each of the selling shareholders will be determined by such shareholder and may depend upon a number of factors, including, among other things, the market price of the Common Stock.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                               COMMON
                                                                               SHARES
                                                                               OFFERED
                                        SHARES BENEFICIALLY OWNED*              FOR              SHARES BENEFICIALLY OWNED*
                                             PRIOR TO OFFERING                  SALE                AFTER THE OFFERING(1)
                               ----------------------------------------------            --------------------- --------------------
                                        NUMBER                 PERCENT                          NUMBER               PERCENT
                               ------------------------   -------------------            --------------------- --------------------
                                 COMMON       SERIES A     COMMON   SERIES A               COMMON    SERIES A    COMMON    SERIES A
      BENEFICIAL OWNER                        PREFERRED             PREFERRED                        PREFERRED             PREFERRED
-----------------------------------------------------------------------------------------------------------------------------------
Mongoose Investments, LLC      3,685,000(2)  1,910,000(2)  88.21%     100%            --  3,685,000  1,910,000   68.71%         100%
7276 Sanctuary Lane
Fernandina Beach, FL 32034
-----------------------------------------------------------------------------------------------------------------------------------
GCA Strategic Investment       1,113,380(3)         --     32.93%      --      1,113,380         --         --      --           --
Fund
Mechanics Building
12 Church Street
Hamilton HM 11 Bermuda
-----------------------------------------------------------------------------------------------------------------------------------
LKB Financial LLC (5)             75,000(4)         --     3.20%       --         75,000         --         --      --           --
106 Colony Park Drive
Suite 900
Cumming, GA 30040
-----------------------------------------------------------------------------------------------------------------------------------
Richard P. Smyth               3,685,000(2)  1,910,000(2) 88.21%      100%                3,685,000  1,910,000   68.71 %       100%
7276 Sanctuary Lane
Fernandina Beach, FL 32034
-----------------------------------------------------------------------------------------------------------------------------------
Gerald F. Sullivan                    --           --        --        --                        --         --      --           --
-----------------------------------------------------------------------------------------------------------------------------------
Sidney E. Brown                       --           --        --        --                        --         --      --           --
-----------------------------------------------------------------------------------------------------------------------------------
D. Nelson Lester                      --           --        --        --                        --         --      --           --
-----------------------------------------------------------------------------------------------------------------------------------
All directors and officers     3,685,000(2) 1,910,000(2)  88.21%      100%                3,685,000  1,910,000   68.71%        100%
as a group (4 people)
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------
* For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if such person has the right to acquire beneficial ownership of the security within sixty days of December 14, 1998.

(1) The shares beneficially owned after the Offering are calculated assuming the sale of all shares offered by the Selling Shareholders pursuant to this Offering.

(2) Includes 1,775,000 shares of Common Stock currently owned by Mongoose and 1,910,000 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock. Richard P. Smyth is the Managing Member of Mongoose and as such is deemed the beneficial owner of all shares held by Mongoose.

(3) Represents an estimate of the number of shares of Common Stock into which the Note will be converted, and an estimate of the number of shares of Common Stock to be issued upon exercise of the GCA Warrant and the GCA Right and the shares issued as liquidated damages.

(4) Represents shares of Common Stock issuable upon exercise of the First and Second LKB Warrants.

(5) The Company has engaged LKB to provide specific financial advisory services for one year beginning January 19, 1999.

         For purposes of this prospectus the Company has estimated the number of shares of Common Stock issuable upon conversion of the Note. The actual number of shares of Common Stock issuable pursuant to the Note will be determined at the time of conversion or exercise. See "Terms of Conversion; Terms of Exercise."

                          DESCRIPTION OF CAPITAL STOCK


         As of March 25, 1999, there were 2,267,166 shares of Common Stock outstanding held of record by approximately 173 shareholders. Upon the closing of the Offering, the outstanding shares of Common Stock will consist of 3,452,880 shares, or calculated on a fully-diluted basis will consist of 5,362,880 shares.


COMMON STOCK

         The Company is authorized to issue a total of 800,000,000 shares of no par value per share Common Stock. Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences of the Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for payment. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of shares of Preferred Stock then outstanding, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued in connection with the Offering will be fully paid and non-assessable.

PREFERRED STOCK

         Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. 1,910,000 shares of Series A Preferred Stock are currently outstanding. Although the Company has no current plans to issue any additional shares of the Preferred Stock, such shares may be issued in connection with subsequent acquisitions or financings.

TERMS OF SERIES A PREFERRED STOCK

         In connection with its acquisition of Beachside, the Company authorized and issued shares of Series A Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are set forth below.

         DIVIDEND PROVISIONS

         Subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Preferred Stock are entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of this Corporation, at the rate of $0.095 per share, per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like), payable when, as, and if declared by the Board of Directors. Such dividends will be cumulative. The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the Series A Preferred Stock.

         LIQUIDATION PREFERENCE

         In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the

Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1.00 for each outstanding share of Series A Preferred Stock (the "Series A Liquidation Price"), plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). Upon completion of this distribution all of the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each holder (assuming full conversion of all shares of Series A Preferred Stock).

         Liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (unless the holders of a majority of the Series A Preferred Stock then outstanding shall determine otherwise), (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent or more of the outstanding voting power of the Company; or (ii) a sale of all or substantially all of the assets of the Company; In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value determined as set forth in Amended and Restated Articles of Incorporation of the Company.

         REDEMPTION

           The Series A Preferred Stock is redeemable only at the election of the Board of Directors of the Company upon 20 days notice to the holders of Series A Preferred Stock at a price per share equal to the Series A Liquidation Price plus accrued (whether or not declared) but unpaid dividends on each such share.

         CONVERSION

         Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and until 5:00 p.m. Eastern Time of the day fixed for its redemption (the "Conversion Rights"), at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Price by the Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be $1.00, subject to adjustment as set forth in the Company's Amended and Restated Articles of Incorporation.

          AUTOMATIC CONVERSION

         Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) the Company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-l or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $10.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $10,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

         VOTING RIGHTS

         The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, except as set forth in the following paragraph, such holder (i) shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (ii) shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company, and (iii) shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

         The holders of shares of Series A Preferred Stock shall be entitled to elect one director of the Company at each annual election of Directors. The holders of Series A Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining Directors of the Company.

         Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series A Preferred Stock then outstanding voting together as a single class:

         (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent of the voting power of the Company is disposed of;

         (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, Directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

         (iii) amend the Company's Articles of Incorporation or bylaws;

         (iv)  declare or pay any dividends on any shares of capital stock;

         (v) do any act or thing which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

         (vi) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation or voting.

REGISTRATION RIGHTS

         Pursuant to an agreement between the Company and the holder (the "Holder") of the Note (the shares of Common Stock into which it is convertible, the "Registrable Securities"), can be registered for sale under the Act. If the Company proposes to register any of its securities under the Act, either for its own account or for the account of the Holder exercising registration rights, the Holder is entitled to notice of such registration and is entitled to include shares of Registrable Securities therein. Additionally, the Holder is also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Act at the Company's expense with respect to their shares of Registrable Securities, and the Company is required to use its commercially reasonable best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

         The Company's Amended and Restated Articles of Incorporation and bylaws contain certain provisions relating to the limitation of liability and indemnification of Directors and officers. The Company's Amended and Restated Articles of Incorporation provide that Directors of the Company may not be held personally liable to the Company or its shareholders for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 7-108-403 of the Colorado Business Corporation Act, relating to prohibited dividends, distributions and repurchases or redemptions of stock,
(iv) for any transaction from which the director derives an improper benefit. In addition, the Company's Amended and Restated Articles of Incorporation and bylaws provide that the Company shall indemnify Directors and officers to the fullest extent authorized by Colorado law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is Corporate Stock Transfer Corporation, Republic Plaza, 370 17th Street, Suite 2350, Denver, Colorado, 80202. Its telephone number for such purposes is (303) 595-3300.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Prior to the Offering, the Company has an aggregate of 2,267,166 shares of Common Stock outstanding and an additional 4,010,000 shares of Common Stock reserved for issuance upon the conversion of the Note, the exercise of the First LKB Warrant, the exercise of the Second LKB Warrant, the exercise of the GCA Warrant, the exercise of the GCA Right and conversion of the Series A Preferred Stock. Upon completion of the Offering, the Company will have outstanding an aggregate of 3,432,214 shares of Common Stock, assuming the full conversion of the Note and exercise of the First and Second LKB Warrants and the GCA Warrant and the GCA Right, but excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Assuming the sale of all shares of Common Stock offered hereby, of these shares, the 2,100,000 shares sold in the Offering and the 2,267,166 shares currently held in the public market will be freely tradeable without restriction or further registration under the Act, except that any shares held or purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. Mongoose constitutes an Affiliate of the Company, thus the 1,775,000 shares of Common Stock it currently owns together with any shares it acquires in the future, will be subject to these limitations.


         In general, under Rule 144 as currently in effect, any holder of securities who is an Affiliate of the issuer is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 34,322 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. The above described provisions of Rule 144, together with an additional one year holding period requirement, also apply to "restricted securities" defined under Rule 144 as securities issued in a private offering by a publicly traded company. Any shares of Common Stock issued upon conversion of the Note or exercise of the warrants would constitute, and the other shares currently held by the Selling Shareholders constitute, restricted securities under Rule 144 and must be sold in compliance with the above described limitations unless and until sold pursuant to this prospectus in the Offering.


                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the selling shareholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the OTC Bulletin Board, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(l) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block grade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         The Company has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

         It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia. Mongoose made a gift of 100,000 shares of the Company's Common Stock to a partner of Paul, Hastings, Janofsky & Walker, LLP, effective as of December 7, 1998.

                                     EXPERTS


         The Company's consolidated financial statements as of and for the period from inception (April 5, 1989) to September 30, 1998, as of and for the years ended September 30, 1997 and 1998 and the Beachside financial statement as of and for the period from inception (September 25, 1998) to December 31, 1998 appearing in this prospectus and Registration Statement have been audited by Kenneth R. Walters, PA, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. The Company's consolidated financial statements as of and for the years ended September 30, 1996 appearing in this prospectus and Registration
Statement have been audited by Doran Peck, C.P.A., P.C., independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said report.



                             ADDITIONAL INFORMATION

         A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, NY 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661, and copies of all or any part thereof, including any exhibit thereto, may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

         In addition, the Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any documents the Company files at the Commissions public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Company's filings are also available to the public from the Commission's website at http://www.sec.gov.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                     ----
Report of Independent Public Accountants.........................................    F-2
Consolidated Balance Sheets......................................................    F-5
Consolidated Statements of Operations............................................    F-6
Consolidated Statements of Shareholders' Equity..................................    F-7
Consolidated Statements of Cash Flows............................................    F-8
Notes to Consolidated Financial Statements.......................................    F-9



                            BEACHSIDE COMMONS I, INC.
               FORMERLY A SUBSIDIARY OF MONGOOSE INVESTMENTS, LLC
                          INDEX TO FINANCIAL STATEMENT

                                                                                     PAGE
                                                                                     ----
Report of Independent Public Accountants.........................................    F-16
Financial Statement of Beachside Commons I, Inc..................................    F-17
Notes to Financial Statement.....................................................    F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Lahaina Acquisitions, Inc.
(A Development Stage Company)
Fernandina Beach, FL

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Lahaina Acquisitions, Inc. (a Development Stage Company) as of September 30, 1998 and the related statements of operations, changes in stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lahaina Acquisitions, Inc. as of September 30, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Kenneth R. Walters, P.A.
-------------------------------
Kenneth R. Walters, P.A.
Fernandina Beach, FL
March 16, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Lahaina Acquisitions, Inc.
(A Development Stage Company)
Fernandina Beach, FL

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Lahaina Acquisitions, Inc. (a Development Stage Company) as of September 30, 1997 and the related statements of operations, changes in stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lahaina Acquisitions, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ KENNETH R. WALTERS, P.A.
-------------------------------
Kenneth R. Walters, P.A.
Fernandina Beach, FL
March 16, 1999

                            DORAN PECK, C.P.A., P.C.
                       2121 South Oneida Street, Suite 636
                             Denver, Colorado 80224
                     Bus: (303) 758-1796 Fax: (303) 758-1825


                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Lahaina Acquisitions, Inc.
(A development stage Company)
5459 South Iris Street
Littleton, CO 80123

We have audited the accompanying balance sheets of Lahaina Acquisitions, Inc. as of September 30, 1996, 1995 and 1994 and the related statements of operations cash flows and changes in Shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lahaina Acquisitions, Inc. as of September 30, 1996, 1995 and 1994 and the results of its operations for the years then ended, in conformity with generally accepted accounting principles.

Doran Peck, C.P.A., P.C.

Denver, Colorado
December 12, 1996

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS



                                                                                            FOR THE YEARS ENDED
                                                                   FOR THE QUARTER             SEPTEMBER 30,
                                                                         ENDED         -------------------------------
                                                                   DECEMBER 31, 1998     1998                  1997
                                                                   -----------------   --------              ---------
ASSETS                                                               $                 $
  Current Assets
     Cash .........................................                            0             28                   497
     Accounts Receivable ..........................                       16,555              0                47,986
     Prepaid Expenses .............................                       31,378              0                     0
     Note Receivable ..............................                       21,800              0                     0
     Escrow Funds  ................................                       30,000              0                     0
     Organization Costs - Non-current .............                            0              0                   600
                                                                     -----------       --------               -------
  Total Current Assets ............................                       99,733             28                49,083

  Fixed Assets
      Land ........................................                      400,000              0                     0
      Building ....................................                    2,406,965              0                     0
      Equipment ...................................                      149,127              0                     0
      Accumulated Depreciation ....................                      (40,760)             0                     0
                                                                     -----------       --------              --------
  Total Fixed Assets ..............................                    2,915,332              0                     0
                                                                     -----------       --------              --------
TOTAL ASSETS ......................................                  $ 3,015,065       $     28              $ 48,585
                                                                     ===========       ========              ========

LIABILITIES AND SHAREHOLDERS' EQUITY
     LIABILITIES
          Current Liabilities
               Accounts Payable ...................                       59,313          7,093                63,322
               Accrued Interest Payable ...........                       22,706              0                     0
               Security Deposits Payable ..........                        9,000              0                     0
               Note Payable - Shareholder .........                       74,151              0                     0
               Notes Payable - Others .............                      155,000              0                     0
                                                                     -----------       --------              --------
     Total Current Liabilities ....................                      320,170          7,093                63,322

Long-term Debt
     Note Payable - Mortgage ......................                    1,550,000              0                     0
     Note Payable - Convertible Debenture .........                      775,000              0                     0
                                                                     -----------       --------              --------
Total long-term Debt ..............................                    2,325,000              0                     0
                                                                     -----------       --------              --------
TOTAL LIABILITIES .................................                    2,645,170          7,093                63,322

SHAREHOLDERS' EQUITY
     Preferred Series A Convertible Stock,
       1,910,000 shares............................                      441,852              0                     0
     Common stock, no par value, 800,000,000 shares
       authorized, 2,246,500 shares issued and
       outstanding ................................                        8,593          6,582                 6,582
     Additional Paid-In Capital - Common Stock ....                       42,928         52,653                     0
     Deficit accumulated during the development
       stage ......................................                      123,478        (66,300)              (20,821)
                                                                     -----------       --------              --------
TOTAL SHAREHOLDERS' EQUITY ........................                      369,895         (7,065)              (14,239)
                                                                     -----------       --------              --------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ..........                  $ 3,015,065       $     28              $ 49,083
                                                                     ===========       ========              ========


See Notes to Consolidated Financial Statements.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                         FROM
                                       INCEPTION          FOR THE         FOR THE
                                      (APRIL 1989) TO  QUARTER ENDED   QUARTER ENDED       FOR THE YEARS ENDED SEPTEMBER 30,
                                       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,   -----------------------------------------
                                          1998              1998            1997          1998            1997            1996
                                      ------------    --------------   --------------   ---------       ---------       ---------
REVENUE:                              $    16,555     $    16,555       $       0       $       0       $       0       $       0
     EXPENSES:
     Administrative Expenses.........      90,284          23,948             200          45,479          17,839           2,982
     Operating Expenses..............      10,488          10,488               0               0               0               0
                                      -----------     -----------       ---------       ---------       ---------       ---------
     Total Operating Expenses........     100,772          34,436             200         (45,479)         17,839           2,982
     Interest Expenses.............        22,706          22,706               0               0               0               0
                                      -----------     -----------       ---------       ---------       ---------       ---------

NET INCOME/(LOSS)................... $   (123,478)    $   (57,178)      $    (200)      $ (45,479)      $ (17,839)      $  (2,982)
                                      -----------     -----------       =========       =========       =========       =========
INCOME PER SHARE.....................
     Basic...........................                        (.03)           (.00)           (.05)           (.02)           (.00)
     Shares for Basic................                   2,246,500         996,500         996,500         996,500         996,500
     Diluted.........................                        (.01)           (.00)
     Shares for Diluted..............                   5,342,214         996,500
---------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                DEFICIT
                                                                                                              ACCUMULATED
                                                            CLASS A                                ADDITIONAL  DURING THE
                                                       PREFERRED STOCK                              PAID-IN    DEVELOPMENT
                                                        NO PAR VALUE            COMMON STOCK        CAPITAL      STAGE
                                                     SHARES      AMOUNT      SHARES       AMOUNT                            TOTAL
                                                  ----------------------  -----------------------  --------------------------------
Balance at September 30, 1995 ...................          0   $       0      996,500   $    600   $      0   $       0   $    600
Net Loss for the Year Ended September 30, 1996 ..          0           0            0          0          0      (2,982)    (2,982)
                                                  ----------   ---------     --------   --------   --------   ---------   --------
Balance at September 30, 1996 ...................          0           0      996,500        600          0      (2,982)    (2,382)
Capital Contribution ............................          0           0            0      5,982          0           0      5,982
Net Loss for the Year Ended  September 30, 1997 .          0           0            0          0          0     (17,839)   (17,839)
                                                  ----------   ---------     --------   --------   --------   ---------   --------
Balance at September 30, 1997 ...................          0           0      996,500      6,582          0     (20,821)   (14,239)
Capital Contribution ............................          0           0            0          0     52,653           0     52,653
Net Loss for the Year Ended  September 30, 1998 .          0           0            0          0          0      45,479    (45,479)
                                                  --------------------------------------------------------------------------------
Balance at September 30, 1998 ...................          0           0      996,500      6,582     52,653     (66,300)    (7,065)
Stock Issues ....................................  1,910,000     428,823    1,250,000        800      1,250           0    430,873
Net Loss for  Quarter  Ended  December 31, 1998 .          0           0            0          0          0     (57,178)   (57,178)
                                                  ----------   ---------     --------   --------   --------   ---------   --------
Balance at December 31, 1998 .................... $1,910,000   $ 428,823  $ 2,246,500   $  7,382   $ 53,903   $(123,478)  $380,760
                                                  ==========   =========  ===========   ========   ========   =========   ========

See Notes to Consolidated Financial Statements.


                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        FOR THE       FOR THE
                                                     APRIL 5, 1989      QUARTER       QUARTER
                                                    (INCEPTION) TO       ENDED         ENDED       FOR THE YEARS ENDED SEPTEMBER 30,
                                                      DECEMBER 31,     DECEMBER 31,  DECEMBER 31,  ---------------------------------
                                                          1998           1998          1997         1998         1997        1996
                                                      --------------  -----------  -------------  --------      -------     ------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income(Loss)..................................    $ (123,478)     $  (57,178)   $  (4,211)    $(45,479)    $(17,839)    $(2,982)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation ...................................        40,760          40,780            0            0            0           0
   (Increase) decrease in:
     Accounts Receivable .........................       (16,555)        (16,555)           0       47,986      (47,986)          0
     Prepaid Expenses ............................       (31,378)        (31,378)           0            0            0           0
     Escrow Funds ................................       (30,000)        (30,000)           0            0            0           0
     Organization Costs...........................             0               0            0          600            0           0
   Increase (decrease) in:
     Accounts Payable ............................        59,313          55,513            0      (56,229)      63,322           0
     Accrued Interest Payable ....................        22,706          22,706       (4,211)           0            0           0
     Security Deposits Payable ...................         9,000           9,000            0            0            0           0
     Notes Payable................................       229,151               0            0            0            0           0
                                                         --------       ---------    ---------     --------     --------      ------
   NET CASH USED IN OPERATING ACTIVITIES .........       137,719          (7,132)           0      (53,122)      (2,503)     (2,982)

CASH FLOWS USED IN INVESTING ACTIVITIES
     Notes Receivable ............................       (21,800)        (21,800)           0            0            0           0
     Capital Expenditures ........................    (2,950,777)     (2,956,092)           0            0            0           0
                                                      ----------      ----------   ----------    ---------     --------      ------
     NET CASH FLOWS USED IN INVESTING ACTIVITIES ..   (2,950,777)     (2,977,892)           0       41,678        7,193           0

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
  Proceeds From Borrowings(1) ....................     2,325,000       2,554,151            0            0            0           0
  Proceeds From Issuance of Common stock............      59,235           2,050            0       41,678        3,000       2,982
  Proceeds From Issuance of Preferred Stock(1) ...       428,823         428,823            0            0            0           0
                                                      ----------      ----------   ----------    ---------     --------      ------
     NET CASH FLOWS PROVIDED BY FINANCING
        ACTIVITIES ...............................     2,813,058       2,985,024            0       41,678        3,000           0
                                                      ----------      ----------   ----------    ---------     --------      ------
NET INCREASE IN CASH .............................             0               0            0            0          497           0
CASH AT BEGINNING OF PERIOD ......................             0               0            0            0            0           0
                                                      ----------      ----------   ----------    ---------     --------      ------
CASH AT END OF PERIOD ............................    $        0      $        0    $       0     $      0     $    497     $     0
                                                      ==========      ==========   ==========    =========     ========      ======
SUPPLEMENTAL DISCLOSURES:
  Income taxes, paid .............................    $        0      $        0    $       0     $      0      $     0     $     0
  Interest paid .................................     $        0      $        0    $       0     $      0      $     0     $     0


See Notes to Consolidated Financial Statements.


(1) A portion of the transaction is non-cash.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of significant accounting policies is presented to assist in understanding the Registrant's financial statements. The financial statements and notes are representations of the Registrant's management, who are responsible for their integrity and objectivity. The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. These accounting policies conform to generally accepted accounting principles and have been applied in the preparation of the financial statements.

REGISTRANT'S ACTIVITIES AND OPERATING CYCLE

         Lahaina Acquisitions, Inc (the Company) is engaged in real estate development and property management. The Company's fiscal year ends September
30. The subsidiary, Beachside Commons I, Inc. ("Beachside"), has a fiscal year end of December 31.

         The Company's financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

DEVELOPMENT STAGE COMPANY

         At December 31, 1998, the Company is considered to be in the development stage as defined under the guidelines of Statement of Financial Accounting Standards No. 7 (SFAS). Under SFAS No. 7, an entity is considered to be in the development stage when substantially all of its efforts consist of establishing a new business and, in addition, planned principal operations are underway but have not yet generated any significant revenue.

         The accompanying financial statements have been presented under SFAS No. 7.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements included the accounts of Lahaina Acquisitions, Inc. and its wholly owned subsidiary, Beachside. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents for the purpose of determining cash flows.

PROPERTY, EQUIPMENT AND DEPRECIATION

         Property and equipment are stated at cost. Depreciation is provided by straight-line methods for financial reporting and accelerated methods for income tax purposes over estimated useful lives, which range from 5 to 39.5 years.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE RECEIVABLE

     Note receivable represents an operating loan to a customer, secured by security interest and outstanding stock, due through December 31, 1999, bearing interest at a rate of prime plus three (3) percentage points (10.75% at December 31, 1998).

DEFINED TERMS

     Except where noted in the text, all information in the Consolidated Financial Statements and Notes thereto assumes the conversion or redemption to Common Stock of (i) the Company's convertible note dated as of December 7, 1998 (as amended to date, the "Note") in the aggregate principal amount of $775,000,
(ii) the Company's warrant to purchase 60,000 shares of Common Stock (the "First LKB Warrant") dated as of December 7, 1998, (iii) the Company's Warrant to purchase 15,000 shares of Common Stock (the "Second LKB Warrant") dated as of January 19, 1999, (iv) the Company's warrant to purchase 200,000 shares of Common Stock (the "GCA Warrant") dated as of January 19, 1999 and (v) the right to receive 25,000 shares of Common Stock granted by the Company to GCA (the "GCA Right") dated as of November 4, 1998.

THE COMPANY

    The Company was incorporated under Colorado law in April 1989 for the purpose of acquiring an interest in one or more business opportunities or ventures. Until December 14, 1998, the Company was in the development stage and did not conduct an active business. The Company's address is 102 South Tenth Street, Fernandina Beach, Florida 32034 and its telephone number is (904) 277-4438.

    On December 14, 1998, the Company purchased all of the outstanding stock of Beachside Commons I, Inc. ("Beachside") from Mongoose Investments, LLC ("Mongoose"). The Company deemed the purchase effective as of December 7, 1998. Beachside is the owner of a commercial real estate development located on Fernandina Beach, Florida in the resort area of Amelia Island, Northeast Florida.

    The assets of Beachside consist of two buildings and unimproved real estate, leases to tenants in the buildings and minimal operating capital. The Beachside property is estimated to have a value of approximately $4,500,000. The property is subject to (1) a first mortgage securing a loan in the amount of $1,550,000 bearing interest at 15% per annum, principal and interest payable and due December 1, 2001, and (2) a second mortgage in favor of GCA Strategic Investment Fund Limited ("GCA") securing repayment of the Note. The Company intends to continue operating the developed portion of the Beachside property and intends to initiate and complete the development of the currently undeveloped portion of the Beachside property when appropriate financing can be obtained.

    The Company has expanded operations to include a real estate services division, a real estate mortgage operation, a hospitality services group and is also evaluating a number of other initiatives. The Company also expects to pursue a strategy of continued investment in other real estate related projects through its newly formed subsidiary, Resort Strategies ("RSI"). The Company intends to continue to evaluate other acquisitions, both in the area of real estate and in other business areas, as a method of increasing its size of operation and value.

    The Company may, from time to time, sell or spin out certain operations such that new public companies are created over time as they mature. It is anticipated that any spin out transaction will result in a share distribution or dividend to existing shareholders.

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)



NOTE C - NOTES PAYABLE

         The carrying amount of notes payable approximates fair value and is based on the current rates available to the Registrant for debt of the same remaining maturities with similar collateral requirements. Notes payable at December 31, 1998, consisted of the following:

         Note payable, stockholder, consists of a revolving line of credit, due on demand to a related party, with a maximum borrowing facility of $300,000.00, bearing interest at 10%, unsecured,
                  revolving line of credit, due on demand.                              $   74,151

         Notes payable, others, consists of three notes, at an interest rate of 18% payable on demand, from individuals
                  in the amounts of $85,000, $50,000 and $20,000.                       $  155,000

NOTE D - LONG-TERM DEBT

Long-term debt at December 31, 1998, consisted of the following:

         Note payable to Pacific Coast Investment Company (secured by a first mortgage on the Beachside Commons property), at an
                  interest rate of 15% payable in monthly installments of
                  interest only. The entire principle is due and payable
                  November 11, 2003.                                                    $1,550,000

         Note payable to GCA Strategies Investment Fund Limited (1), dated December 6, 1998 (secured by a second mortgage
                  on the Beachside Commons property), at an interest
                  rate of 9% maturing January 31, 2001 with interest
                  payable quarterly in arrears on the last day of March,
                  June, September and December of each year until the
                  maturity date. Includes note payable to Global Capital
                  Advisors, Ltd. (1) dated November 4, 1998, at an interest
                  rate of 12% maturing on May 3, 1999 (together, the "Note.")
                  (Note K - Significant Events)
                  (Note M - Subsequent Events)                                          $  775,000

                           (1)      These notes include certain provisions,
                                    including issuance of warrants and
                                    conversion to common stock (see Form 8-K
                                    dated 12/28/98 for details). Such shares
                                    have been included in the computation of
                                    the fully diluted share amounts.                    ----------
                                                                                        $2,325,000
                                                                                        ==========

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)


         Maturities of long-term debt are as follows:

                           Year Ending
                           December 31            Amount
                           -----------          ----------
                              1999                       0
                              2000                       0
                              2001                 775,000
                              2002                       0
                              2003               1,550,000
                                                ----------
                                                $2,325,000
                                                ==========

NOTE E - SHAREHOLDERS' EQUITY

The components of shareholders' equity are as follows:

         Preferred stock consists of 9.5% cumulative preferred stock of no par value with a liquidation value of $1.00 per share for each outstanding share of Series A Preferred Stock. There are 10,000,000 shares of Series A Preferred Stock authorized with 1,910,000 shares issued and outstanding at December 31, 1998. This stock may be converted into Common Stock of the Registrant at $1.00 per share, or 1,910,000 shares at the option of the holder.

         Common stock is voting stock with no par value. There are 800,000,000 shares authorized with 2,246,500 shares issued and outstanding at December 31, 1998.

NOTE F - RELATED PARTY TRANSACTIONS

         Included in current debt are loans to the Company from the majority shareholder, Mongoose Investments, LLC, ("Mongoose") and parties related to Mongoose, in the following amounts at December 31, 1998.

                  Mongoose                           $ 74,151
                  Other related parties                70,000


         Mongoose owns 1,775,000 of the 2,267,166 shares of the Company's Common Stock currently outstanding or approximately 78% of such shares. Mongoose has rights to own an additional 1,910,000 shares of Common Stock upon conversion of its Series A Preferred Stock.


NOTE G - INCOME TAXES

         The Company has net operating loss carryforwards of approximately $110,000 which are available to offset future taxable income. The loss carryforwards expire $8,000 in 2016, $46,000 in 2017, and $56,000 in 2018. A
valuation has been established in the full amount of the deferred tax benefit resulting from the net operating loss carryforwards for each of the periods ending December 31, 1998.

NOTE H - EARNINGS PER SHARE

         Basic earnings per share were calculated using the 2,246,500 shares outstanding at December 31, 1998. Fully diluted shares would have been computed as follows:

Shares outstanding at December 31, 1998                                               2,246,500
Shares assumes conversion of the outstanding 1,910,000 shares Series A convertible
Preferred Stock                                                                       1,910,000
Assumes conversion of the $750,000 convertible note, before amendment                   857,143
Assumes conversion of the $25,000 note                                                   28,571
Assumes exercise of the GCA Warrant                                                     200,000
Assumes exercise of the GCA Right                                                        25,000
Assumes exercise of the First LKB Warrant                                                60,000
Assumes conversion of the Second LKB Warrant                                             15,000
                                                                                      ---------
Fully diluted shares                                                                  5,342,214
                                                                                      =========

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE I - LEGAL PROCEEDINGS

         The Company is party from time to time of various legal proceedings. The Company currently has a claim arising out of the construction phase of the Beachside project in the total amount of $30,000. While it expects to prevail favorably in this proceeding, it has placed sufficient funds in escrow to accommodate any liabilities in this matter. In the opinion of management, these proceedings are expected to have no material impact on the Company's financial position or results of operations.

NOTE J - RESERVE FOR DOUBTFUL ACCOUNTS

         The Company has not taken any reserves for its accounts receivable or notes receivable at this time, as it is management's opinion that no reserve for doubtful accounts was necessary as of December 31, 1998.

NOTE K - SIGNIFICANT EVENTS

         As a result of the Company's initial transaction on December 14, 1998, the Company has become a holding company with an operating subsidiary. This transaction had a significant impact on the Company and created a number of other changes in the Company. As a result of the change in control that occurred as a result of this transaction, the value of the acquired stock was recorded at the transfer's basis in a manner similar to a pooling of interest as described in APB-16, Interpretation #39, the transferor's basis of the acquired stock was based on its net historical cost, or approximately $1,200,000 as of December 7, 1998. Management believes the fair market value of the underlying asset, net of debt, would be approximately $2,800,000. A summary of the transaction follows:

         On December 14, 1998, the Company purchased all of the outstanding stock of Beachside from Mongoose. The purchase was deemed effective as of December 7, 1998. Beachside is the owner of a commercial real estate development located on Fernandina Beach, Florida in the resort area of Amelia Island, Northeast Florida.

         The Company paid the following for the Beachside stock: 1,250,000 newly issued shares of Common Stock of the Company; 1,910,000 newly issued shares of Series A of Preferred Stock of the Company which shares are convertible into 1,910,000 shares of common Stock; and $667,500 in cash, which was a portion of the $750,000 borrowed in connection with this transaction by the Company under the Note, before amendment by Letter Agreement on January 19, 1999.

         At the same time, Mongoose purchased 750,000 shares of Common stock from Paxford Investments, Ltd., ("Paxford") an existing shareholder of the Company, for $300,000. The Stock Purchase Agreement, the Note and the related Securities Purchase Agreement, Registration Rights Agreement, Stock Pledge Agreement and Warrant are attached as Exhibits or incorporated by reference to this Registration Statement on Form S-1.


         As a result of the above transactions, a change in the control of the Company has occurred in that Mongoose owns 1,775,000 shares of the 2,267,166 shares of Common Stock currently outstanding or approximately 78% of such shares. Mongoose could own an additional 1,910,000 shares of Common Stock upon conversion of its Series A Preferred Stock. It is currently estimated that the conversion of the Note and the exercise of the warrants will result in a additional 1,200,000 to 2,100,000 shares of Common Stock being issued. According to current estimates, the Note will

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)



         convert into 885,714 shares of Common Stock. The First LKB Warrant is exercisable for 60,000 shares of Common Stock, the Second LKB Warrant is exercisable for 15,000 shares of Common Stock, the GCA Warrant is exercisable for 200,000 shares of Common Stock and the GCA Right is exercisable for 25,000 shares of Common Stock. Thus, after conversion of all convertible securities, it is likely that Mongoose will remain in the control of the Company for the foreseeable future. The Managing Member of Mongoose is Richard P. Smyth.


         The assets of Beachside consist of two buildings and unimproved real estate, leases to tenants in the buildings and minimal operating capital. The Beachside property is estimated to have a value of approximately $4,500,000. The property is subject to (1) a first mortgage securing a loan in the amount of $1,550,000 bearing interest at 15% per annum, principal and interest payable and due December 1, 2001, and (2) a second mortgage in favor of GCA securing repayment of the Note. Once the Note is converted to Common Stock the second mortgage will be released. The Company intends to continue operating the developed portion of the Beachside property and in tends to initiate and complete the development of the currently undeveloped portion of the Beachside property when appropriate financing can be obtained.


         Change in Board of Directors

         In connection with the change in control of the Company, the previous Directors of the Company resigned, but, before resigning, elected Richard P. Smyth, Gerald F. Sullivan, Sidney E. Brown, and D. Nelson Lester as directors of the Company. The Directors will be paid $500 per meeting held telephonically and $1,000 per meeting held in person. Further, each Director has been allowed to purchase $10,000 of the Company's Common Stock, restricted and priced as of the day of the initial transaction, at $.40 per share, the price paid by Mongoose for the Common Stock purchased from Paxford.

         The Company is interviewing other persons for membership on the Board of Directors.

         The Company indemnifies the past and present Directors to the maximum extent permitted by Colorado law.

         Change in Financial and Business Position

         As a result of the recent change in control, there has been a change in the financial position of the Company. Prior to December 14, 1998, the Company had virtually no assets and no operations. The Company now has assets, primarily in the form of commercial real estate holdings of Beachside, and operates those holdings.

         Bridge Funding

         In order to raise the cash portion of the purchase price for the Beachside stock, the Company borrowed $750,000 from GCA. The costs associated with the transaction were the payment of an $82,500 consulting fee to affiliates of the Fund and the issuance of a Warrant to purchase 60,000 shares of Common Stock to LKB Financial, LLC in satisfaction of amounts owed to it for broker/finder services in connection with the transaction.

         NOTE L - RECENT ACCOUNTING PRONOUNCEMENTS

                  In June 1997, the Financial Accounting Standards board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. This statement, which must be adopted by the Company

                           LAHAINA ACQUISITIONS, INC.
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (CONTINUED)


         by fiscal year ended September 30, 1999, establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by and distributions to owners. The Company believes it is in compliance and this pronouncement did not have any material impact on the Company. Currently, no differences exist between the Company's net income or loss and comprehensive net income or loss.

                  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosure About Segments of an Enterprise and Related Information ("SFAS No. 131"), effective for fiscal years beginning after December 15, 1997. This statement, which must be adopted by the Company by fiscal year ended September 30, 1999, established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company believes it is in compliance and this pronouncement did not have any material impact on the Company.

         In March 1998, the American Institute of Certified Public Accounts ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use ("SOP NO. 98-1"). SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. SO No. 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company believes it is in compliance and this pronouncement did not have any material impact on the Company.

         NOTE M - SUBSEQUENT EVENTS

                  In January 1999, the Company reached an agreement with the holder of its $25,000 note to convert it to the same terms as the $750,000 convertible debenture with a maturity date of January 31, 2001. Therefore, the note was included in long-term debt. In order to provide additional interim funding for the Company in its development stage, the Company has entered into a lending agreement with GCA Strategic Investment Fund, Ltd. This line provides for funding of up to a maximum of $300,000 in accordance with certain terms and conditions. The Fund is entitled to receive certain compensation for this line including the issuance of up to 200,000 warrants, based on the amounts drawn on the line, with a strike price of $2.60 per share of Common Stock. These shares have been included in the fully diluted share computation. As of the date of this filing, the Company has utilized $150,000 of this line. A copy of this agreement is incorporated by reference as an exhibit to this Registration Statement on Form S-1.

                            KENNETH R. WALTERS, P.A.
                                 P. O. Box 15361
                           Fernandina Beach, FL 32035




                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and
Shareholders of
BEACHSIDE COMMONS I, INC.


We have audited the accompanying balance sheet of BEACHSIDE COMMONS I, INC., (a Florida corporation) at December 7, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of BEACHSIDE COMMONS I. INC. at December 7, 1998, in conformity with generally accepted accounting principles.




KENNETH R. WALTERS, P.A.

Fernandina Beach, Florida

February 26, 1999

                            BEACHSIDE COMMONS I, INC.
               FORMERLY A SUBSIDIARY OF MONGOOSE INVESTMENTS, LLC
                                  BALANCE SHEET
                                DECEMBER 7, 1998

ASSETS
     Current Assets
     Prepaid Expenses ...................................  $    17,281
     Escrow Funds .......................................       30,000
                                                           -----------

     Total Current Assets ...............................       47,281

     Fixed Assets
          Land ..........................................      400,000
          Building ......................................    2,403,623
          Equipment .....................................      143,738
          Accumulated Depreciation ......................      (24,389)
                                                           -----------

     Total Fixed Assets .................................    2,922,972
                                                           -----------

TOTAL ASSETS ............................................  $ 2,970,253
                                                           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY LIABILITIES
   LIABILITIES
     Current Liabilities
          Accounts Payable ..............................        4,250
          Security Deposits Payable .....................        9,000
          Note Payable ..................................      180,000
                                                           -----------
     Total Current Liabilities ..........................  $   193,250

     Long-Term Debt
          Note Payable - Mortgage .......................    1,550,000
                                                           -----------
     Total Long-Term Debt ...............................    1,550,000
                                                           -----------

TOTAL LIABILITIES .......................................  $ 1,743,250

SHAREHOLDERS' EQUITY
     Common stock, $1.00 par value, 500 shares authorized
     500 shares issued and outstanding ..................          500
     Additional Paid-In Equity - Common Stock ...........    1,226,503
                                                           -----------

TOTAL SHAREHOLDERS' EQUITY ..............................    1,227,003
                                                           -----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ................  $ 2,970,253
                                                           ===========



See Notes to Financial Statements.

                       BEACHSIDE COMMONS I, INC. FORMERLY
                    A SUBSIDIARY OF MONGOOSE INVESTMENTS, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENT
                                December 7, 1998


NOTE  A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statement and notes are representations of the Company's management who are responsible for their integrity and objectivity. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. These accounting policies conform to generally accepted accounting principles and have been applied in the preparation of the financial statement.

COMPANY'S ACTIVITIES AND DEVELOPMENT STATE OPERATIONS

BEACHSIDE COMMONS I, INC. (the "Company"), was incorporated under the laws of the State of Florida on September 25, 1998. The Company was created to own and operate a commercial real estate development in Fernandina Beach, Florida in a resort area of northeast Florida. The Company's year-end is December 31.

The Company's financial statement has been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.

The Company is in the development state in accordance with SFAS No. 7, Accounting and Reporting by Development State Enterprises. The Company believes the guidelines of SFAS No. 7 to be applicable because some of its planned operations have commenced, but there has been no significant revenue from them.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents for the purpose of determining cash flows.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is provided using the straight-line method at rates sufficient to allocate the costs of the applicable assets over their estimated useful lives.

                       BEACHSIDE COMMONS I, INC. FORMERLY
                    A SUBSIDIARY OF MONGOOSE INVESTMENTS, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENT
                                December 7, 1998
                                   (continued)



ACCOUNTS PAYABLE CASH BOOK BALANCE


As of December 7, 1998, the Company had checks outstanding in excess of book balances totaling $4,250, which have been classified as accounts payable.


NOTE B-NOTES PAYABLE

The carrying amount of notes payable approximates fair value and is based on the current rates available to the Company for debt of the same remaining maturities with similar collateral requirements. Notes payable at December 7, 1998, consisted of the following:

         Notes payable, consists of three notes, at an interest rate of 18%, payable on demand, from individuals in the amounts of $85,000,
                  $50,000, and $20,000                                              $   155,000

NOTE C-LONG-TERM DEBT

Long-term debt at December 7, 1998, consists of the following:

         Notes payable to Pacific Coast Investment Company, at an interest rate of 15% Payable in monthly installments of Interest only.
                  The entire principle Balance is due and payable
                  November 11, 2003                                                 $ 1,550,000

Maturities of long-term debt are as follows:

                Year Ending
                December 31                                                          Amount
                -----------                                                         ------------
                  1999                                                              $        -0-
                  2000                                                                       -0-
                  2001                                                                       -0-
                  2002                                                                       -0-
                  2003                                                                1,550,000

                       BEACHSIDE COMMONS I, INC. FORMERLY
                    A SUBSIDIARY OF MONGOOSE INVESTMENTS, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENT
                                December 7, 1998
                                   (continued)



NOTE D-SHAREHOLDERS' EQUITY

The Company is authorized to issue 500 shares of common stock having a par value of $1.00 per share. As of December 7, 1998, the Company has issued 500 common shares.


NOTE E-RELATED PARTY TRANSACTIONS

Management fees payable in the amount of $240,000, interest payable in the amount of $180,000, and reimbursement for operating expenses in the amount of $10,873 payable to Richard P. Smyth, controlling shareholder of Mongoose Investments, LLC, were converted to additional paid-in capital before December 7, 1998.


NOTE F-SUBSEQUENT EVENTS

On December 14, 1998, all outstanding common shares of the Company were purchased from the former parent company, Mongoose Investments, LLC (Mongoose), by Lahaina Acquisitions, Inc. (Lahaina) (a development stage company). The purchase was effective as of December 7, 1998.


Lahaina paid the following for the Company's stock: 1,250,000 newly issued shares of Common Stock of Lahaina, 1,910,000 newly issued shares of Series A Convertible Preferred Stock of Lahaina and $667,500 in cash. At the same time, Mongoose bought 300,000 shares of Common Stock in Lahaina from a shareholder. As a result of these transactions, Mongoose owns 1,775,000 of the 2,267,166 shares of Common Stock currently outstanding or approximately 78% of such shares. Mongoose could own an additional 1,910,000 of Common Stock upon conversion of its Series A Preferred Stock.


As a result of these transactions, the Company has become a wholly-owned subsidiary of Lahaina. The value of the Company's stock was recorded at the transferor's basis in a manner similar to a pooling of interest as described in APB-16, Interpretation #39. The transferor's basis was equal to its historical cost, or $2,970,094 as of December 7, 1998.

Selected financial data from the consolidated balance sheet of Lahaina Acquisitions, Inc. as of December 31, 1998:

         Current Assets                                      $    99,733
         Fixed Assets                                          2,915,332
         Total Assets                                          3,015,065
                                                             -----------
         Current Liabilities                                     320,170
         Long-term Debt                                        2,325,000
         Total Equity                                            369,895
                                                             -----------
         Total Liabilities and Equity                        $ 3,015,065
                                                             ===========

===============================================================================



  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                      PAGE
                                                      ----
Prospectus Summary...................................   2
Risk Factors.........................................   5
Use of Proceeds......................................  10
Dividend Policy......................................  10
Capitalization.......................................  10
Terms of Conversion; Terms of Exercise...............  11
Dilution.............................................  12
Selected Consolidated Financial Data.................  13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations......  14
Change in Accountants................................  17
Business.............................................  19
Management...........................................  22
Certain Transactions.................................  24
Principal and Selling Shareholders...................  25
Description of Capital Stock.........................  27
Shares Eligible for Future Sale......................  30
Plan of Distribution.................................  30
Legal Matters........................................  31
Experts..............................................  31
Additional Information...............................  31
Index to Financial Statements........................  F-1

----------------

  UNTIL APRIL 11, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




===============================================================================




===============================================================================




                                     SHARES





                           LAHAINA ACQUISITIONS, INC.




                                  COMMON STOCK









                                ----------------

                                   PROSPECTUS

                                ----------------












                                 March 17, 1999
==============================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the registration fee.



Registration fee..........................................   $ 1,021.65
Blue Sky fees and expenses................................     5,000.00
Accounting fees and expenses..............................    12,238.00
Legal fees and expenses...................................    40,000.00
Transfer agent and registrar fees.........................     1,000.00
Printing and engraving expenses...........................     8,500.00
Miscellaneous expenses....................................     2,240.35
          Total...........................................   $70,000.00
----------


 * To be completed by amendment.

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 7-109-102 and 7-109-107 of the COLORADO Law ("Colorado Law") and
Article 7 of the Company's Amended and Restated Articles of Incorporation provide for indemnification of the Company's Directors and officers in a variety of circumstances which may include liabilities under the Act. Article 7 provides that unless otherwise determined by the Board of Directors of the Company, the Company shall indemnify to the full extent permitted by the laws of Colorado as from time to time in effect, the persons described in Sections 7-109-102 and 7-109-107 of Colorado Law.

    The general effect of the provisions in the Company's Amended and Restated Articles of Incorporation and Colorado Law is to provide that the Company shall indemnify its Directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate Directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer is adjudged liable for improper performance of his duty to the Company or another enterprise which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions to that amount which is permitted by the court.

    The Company intends to maintain officers' and Directors' liability insurance which will insure against liabilities that officers and Directors of the Company may incur in such capacities.

    Reference is made to the Proposed Form of Underwriting Agreement filed as
Exhibit 1 which provides for indemnification of the Directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Act in certain instances, of the Underwriters.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

    Since the Company's inception, the Company has made the following sales of securities that were not registered under the Act:

    1. As of December 7, 1998, the Company issued and sold 1,910,000 shares of Series A Preferred Stock in a private placement for an aggregate consideration of all the Common Stock of Beachside. In connection with such transaction, the Company issued (i) 1,250,000 shares of Common Stock to Mongoose, (ii) the Note convertible into 885,714 shares to GCA in exchange for $775,000 in cash, (iii) the GCA Warrant exercisable for 100,000 shares of Common Stock for a purchase price of $2.60 and 100,000 shares of Common Stock for a purchase price which is the average of (A) the 30-day Weighted Average Sales price and (B) the Closing bid price of the Company's Common Stock listed on the OTC Bulleting Board as reported by Bloomberg, LP, on the draw down date, (iv) the GCA Right exercisable for 25,000 shares of Common Stock, (v) the First LKB Warrant convertible to 60,000 shares of Common Stock in exchange for an initial purchase price of $0.91875 per share, provided such purchase price shall be adjusted from time to time pursuant to Article XI of the Securities Purchase Agreement by and between Lahaina Acquisitions, Inc. and GCA Strategic Investment Fund Limited, dated December 7, 1998 and (vi) the Second LKB Warrant convertible to 15,000 shares of Common Stock with a purchase price equal to the average of the five closing bid prices of the Company's Common Stock, listed on the OTC Bulletin Board as reported by Bloomberg, LP, prior to the closing date. The term of the Second LKB Warrant will begin at the closing date and continue through five years from the closing date. Such Sales of Series A Preferred Stock and Common Stock were made in reliance on the exemption from registration provided by Section 4(2) of the Act.

    2. [Reserved]

    3. [Reserved]

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)       Exhibits


NUMBER         DESCRIPTION                                                                                         PAGE
------         -----------                                                                                         -----
2.1            Stock Purchase Agreement dated December 3, 1998, by and between Lahaina Acquisitions, Inc.
               and Mongoose Investments, LLC (1) .....................................................................
2.2            Common Stock Purchase Warrant in the amount of 60,000 shares to be issued by Lahaina
               Acquisitions, Inc. and purchased by LKB Financial, LLC, expiring on December 20, 2003 (1)..............
3.1            Amended and Restated Articles of Incorporation (2).....................................................
3.2            Bylaws of the Company (2)..............................................................................
4.1            Securities Purchase Agreement dated December 7, 1998, by and between Lahaina Acquisitions,
               Inc. and GCA Strategic Investment Fund Limited (1) ....................................................
4.2            9% Convertible Note of Lahaina Acquisitions, Inc. payable to GCA Strategic Investment Fund
               Limited, in the principal amount of $750,000 (1) ......................................................
4.3            Letter Agreement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and GCA
               Strategic Investment Fund, Ltd. Amending 9% Convertible Note (3).......................................
4.4            Registration Rights Agreement dated December 7, 1998, by and between Lahaina Acquisitions,
               Inc. and GCA Strategic Investment Fund Limited (1).....................................................
4.5            Letter Agreement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and GCA
               Strategic Investment Fund, Ltd. Confirming conversion of $25,000 Beachside Commons Note (3)............
4.6            Working Capital Line dated January 19, 1999, by and between Lahaina Acquisitions, Inc. and
               GCA Strategic Investment Fund, Ltd.  (3)...............................................................
4.7            Form of Stock Certificate (2)..........................................................................
4.8            Note Guaranty by Richard P. Smyth with respect to $300,000 of indebtedness of Lahaina
               Acquisitions, Inc. (3).................................................................................
4.9            18% Note of Mongoose Investments, LLC payable to Elaine Oppenheimer, in the principal amount of $85,000.  This note was transferred to Lahaina Acquisitions, Inc. On December 7, 1998. (3)..........
4.10           18% Note of Mongoose Investments, LLC payable to Nancy Estroff Smyth in the principal amount of $50,000.  This note was transferred to Lahaina Acquisitions, Inc. on December 7, 1998. (3)..........
4.11+          18% Note of Mongoose Investments, LLC payable to Nancy Estroff Smyth in the principal amount of $20,000.  This note was transferred to Lahaina Acquisitions, Inc. on December 7, 1998...............
4.12+          Right to receive 25,000 shares of Common Stock in consideration for entering into promissory note in the principal amount of $25,000.....................................................................
5.1            Opinion and Consent of Paul, Hastings, Janofsky & Walker LLP...........................................
10.1           Contract of Engagement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and
               LKB Financial LLC (3)..................................................................................
23.1           Consent of Paul, Hastings, Janofsky and Walker LLP (included in Exhibit 5.1)...........................
23.2+          Letter of Doran Peck, C.P.A.s, P.C. ...................................................................
23.3+          Letter of Kenneth R. Walters, P.A. ....................................................................
24.1+          Power of Attorney (included on the signature page to this registration statement)......................


99.1           Form of Press Release dated December 24, 1998(1).......................................................


   *To be filed by Amendment.
   +Previously filed
    (1) Incorporated by reference to the Company's Current Report on Form 8-K, filed December 28, 1998.
    (2) Incorporated by reference to the Registration Statement on Form 10, filed December 29, 1995.
    (3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Filed February 25, 1999.


    (b)   Financial Statement Schedules

ITEM 17.          UNDERTAKINGS

   (a)   The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fernandina Beach, State of Florida, on March 25, 1999.


                                               Lahaina Acquisitions, Inc.


                                               /s/ Richard P. Smyth
                                               ---------------------------------
                                               Richard P. Smyth
                                               Chairman



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


 SIGNATURE                               TITLE                                 DATE
 ---------                               -----                                 ----
 /s/ Richard P. Smyth
 -----------------------------------     Chairman of the Board,                March 25, 1999
  Richard P. Smyth                       Chief Executive Officer,
                                         Treasurer and Director


 *Gerald F. Sullivan
 -----------------------------------     Vice Chairman, Secretary
  Gerald F. Sullivan                     and Director


 *D. Nelson Lester
 -----------------------------------     Director
  D. Nelson Lester


 *Sidney E. Brown
 -----------------------------------     Director
  Sidney E. Brown



*By:  /s/ Richard P. Smyth                                                     March 25, 1999
      ------------------------------
      Richard P. Smyth
      Attorney-in-Fact


                                  EXHIBIT INDEX


NUMBER         DESCRIPTION                                                                                           PAGE
2.1            Stock Purchase Agreement dated December 3, 1998, by and between Lahaina Acquisitions, Inc.
               and Mongoose Investments, LLC (1) .....................................................................
2.2            Common Stock Purchase Warrant in the amount of 60,000 shares to be issued by Lahaina
               Acquisitions, Inc. and purchased by LKB Financial, LLC, expiring on December 20, 2003 (1) .............
3.1            Amended and Restated Articles of Incorporation (2).....................................................
3.2            Bylaws of the Company (2)..............................................................................
4.1            Securities Purchase Agreement dated December 7, 1998, by and between Lahaina Acquisitions,
               Inc. and GCA Strategic Investment Fund Limited (1) ....................................................
4.2            9% Convertible Note of Lahaina Acquisitions, Inc. payable to GCA Strategic Investment Fund
               Limited, in the principal amount of $750,000 (1) ......................................................
4.3            Letter Agreement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and GCA
               Strategic Investment Fund, Ltd. Amending 9% Convertible Note (3).......................................
4.4            Registration Rights Agreement dated December 7, 1998, by and between Lahaina Acquisitions,
               Inc. and GCA Strategic Investment Fund Limited (1) ....................................................
4.5            Letter Agreement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and GCA
               Strategic Investment Fund, Ltd. Confirming conversion of $25,000 Beachside Commons Note (3)............
4.6            Working Capital Line dated January 19, 1999, by and between Lahaina Acquisitions, Inc. and
               GCA Strategic Investment Fund, Ltd.  (3)...............................................................
4.7            Form of Stock Certificate (2)..........................................................................
4.8            Note Guaranty by Richard P. Smyth with respect to $300,000 of indebtedness of Lahaina
               Acquisitions, Inc. (3).................................................................................
4.9            18% Note of Mongoose Investments, LLC payable to Elaine Oppenheimer, in the principal amount of $85,000.  This note was transferred to Lahaina Acquisitions, Inc. On December 7, 1998. (3)..........
4.10           18% Note of Mongoose Investments, LLC payable to Nancy Estroff Smyth in the principal amount of $50,000.  This note was transferred to Lahaina Acquisitions, Inc. on December 7, 1998. (3)..........
4.11+          18% Note of Mongoose Investments, LLC payable to Nancy Estroff Smyth in the principal amount of $20,000.  This note was transferred to Lahaina Acquisitions, Inc. on December 7, 1998...............
4.12+          Right to receive 25,000 shares of Common Stock in consideration for entering into promissory note in the principal amount of $25,000................................................................
5.1            Opinion and Consent of Paul, Hastings, Janofsky & Walker LLP...........................................
10.1           Contract of Engagement dated January 19, 1999 by and between Lahaina Acquisitions, Inc. and
               LKB Financial LLC (3)..................................................................................
23.1           Consent of Paul, Hastings, Janofsky and Walker LLP (included in Exhibit 5.1)...........................
23.2+          Letter of Doran Peck, C.P.A.s, P.C. ...................................................................
23.3+          Letter of Kenneth R. Walters, P.A. ....................................................................
24.1+          Power of Attorney (included on the signature page to this registration statement)......................
99.1            Form of Press Release dated December 24, 1998(1).......................................................
+ Previously filed
*To be filed by Amendment.
(1)      Incorporated by reference to the Company's Current Report on Form 8-K, filed December 28, 1998.
(2)      Incorporated by reference to the Registration Statement on Form 10, filed December 29, 1995.
(3)      Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Filed February 25,
         1999.
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